UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TRW Automotive Holdings Corp.
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NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Livonia, Michigan

March 26, 2014

TO THE STOCKHOLDERS of TRW AUTOMOTIVE HOLDINGS CORP.:

The annual meeting of stockholders of TRW Automotive Holdings Corp. (“TRW”) will be held at The Peninsula Hotel, 700 Fifth Avenue, New York, New York 10019, on Tuesday, May 13, 2014, at 4:30 p.m., local time.  The purpose of the meeting is to vote on the proposals listed below and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal 1.                        The election of Francois J. Castaing, Michael R. Gambrell and David W. Meline to three-year terms on the Board of Directors.  The Board has nominated each of these individuals, who are current directors, for re-election.

Proposal 2.                        The ratification of the appointment of Ernst & Young LLP as TRW’s independent registered public accounting firm for 2014.  Ernst & Young LLP served in this same capacity in 2013.

Proposal 3.                        Advisory approval of the compensation of the named executive officers as disclosed in the attached proxy statement.

The record date for the annual meeting is March 14, 2014.  Only stockholders of record at the close of business on that date may vote at the meeting.

We have elected to furnish materials for the annual meeting via the Internet.  Beginning on or about March 26, 2014, we will mail a Notice Regarding the Availability of Proxy Materials to most of our stockholders containing instructions on how to access the proxy materials and vote.  Our other stockholders will be sent a copy of our proxy materials by mail beginning on or about March 26, 2014.

Please read the accompanying proxy statement carefully as it provides detailed information about the annual meeting, the matters to be acted upon and your voting rights with respect to those matters.

Please also take the time to vote your shares.  Even if you do not attend the meeting, you can submit your proxy via the Internet or by completing and returning a proxy card.  Further instructions on how to vote are included on page 2 of the proxy statement.

John C. Plant
Chairman of the Board,
President and Chief Executive Officer

BY ORDER OF THE BOARD OF DIRECTORS

Robin A. Walker-Lee
Secretary

March 26, 2014

TRW Automotive Holdings Corp.

12001 Tech Center Drive

Livonia, Michigan 48150

Proxy Statement

General Information

What is this document?

This document is the Proxy Statement of TRW Automotive Holdings Corp. furnished in connection with our annual meeting of stockholders to be held on May 13, 2014.  This Proxy Statement is first being sent or made available to stockholders electronically via the Internet on or about March 26, 2014.  We will refer to the company throughout as “TRW,” the “Company,” “we” or “us”.

What is the Notice Regarding the Availability of Proxy Materials?

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), TRW is furnishing this Proxy Statement and its 2013 annual report (collectively, the “proxy materials”) to certain record holders via the Internet, and providing a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) by mail.  We expect to mail the Notice of Availability on or about March 26, 2014 to stockholders of record that are entitled to vote at the annual meeting.  The Notice of Availability contains instructions on how to access and review the proxy materials and how to vote.

Will I receive a printed copy of any of the proxy materials?

If you receive a Notice of Availability by mail you will not receive a printed copy of the proxy materials or a proxy card unless you request copies by following the instructions included in the Notice of Availability.

Is there any other information that I should be provided?

Yes.  In addition to this Proxy Statement, you should have access to our 2013 annual report, which contains financial and other information about TRW for our most recently completed fiscal year.  You may also have received the Notice of Availability and, if you have not received one, a proxy card can be mailed to you upon request.

What is the purpose of this Proxy Statement?

We are providing this Proxy Statement and the form of proxy card to solicit your proxy (i.e. permission) to vote your shares of TRW stock on certain matters.  You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, however, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.

Who is paying the costs of the Proxy Statement and the solicitation of my proxy?

TRW.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

Your proxy is being solicited by and on behalf of our Board of Directors (the “Board”).  TRW will solicit proxies by mail and may also solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication.  Directors, officers and other employees of TRW who solicit proxies will do so without extra remuneration except reimbursement of out-of-pocket expenses.  TRW may also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending notices, proxies and proxy materials to beneficial owners of TRW common stock and for obtaining their instructions.

Voting Matters

What am I voting on?

You will be voting on the following:

1.                            The election of three directors nominated by the Board for a three-year term;

2.                            The ratification of Ernst & Young LLP as our independent public accountants for 2014;

3.                            Advisory approval of the compensation of the named executive officers as disclosed in this Proxy Statement; and

4.                            Any other matter properly brought before the annual meeting.

Proposals 1 through 3, which are described further under “Proposals Requiring Your Vote,” will be presented at the meeting by management.

Who is entitled to vote?

Stockholders of record of our common stock at the close of business on March 14, 2014, the record date, may vote at the annual meeting.  On March 14, 2014, 110,758,813 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date.

How do I vote?

If you are a stockholder who holds shares through a broker, trustee or other nominee (in “street name”), rather than directly in your own name, you must vote your shares in the manner prescribed by your broker, trustee or nominee, which may include voting by using the Internet or by telephone.

If you are a stockholder of record, you can vote your shares in the following manner:

•                  In Person — You may vote in person at the annual meeting by completing a ballot at the meeting.  Note, however, if you hold your shares in street name and you wish to vote your shares at the meeting, you will need to bring to the meeting a legal proxy from your broker or nominee authorizing you to vote the shares.  If directions to the location of the meeting are needed, please call (866) 382-3888 or (212) 956-2888.

•                  Via the Internet — The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Internet voting facilities will close at 11:59 p.m. Eastern Time on May 12, 2014.  You may access this Proxy Statement and other proxy materials by going to www.proxyvote.com and entering the control number shown on your Notice of Availability (or, if you did not receive a Notice of Availability, the control number appears on the proxy card sent to you).  You will then be directed to select a link where you will be able to vote on the proposals presented here.

•                  By Mail — Stockholders who receive a paper proxy card may vote by mail by completing, signing and dating their proxy card where indicated and mailing it in the pre-addressed envelope that accompanies the card.  Proxy cards submitted by mail must be received by the time of the annual meeting in order for your shares to be voted.

If you did not receive a package of printed materials containing a proxy card, a proxy card may be obtained by either calling (800) 579-1639 and requesting a copy or requesting a copy by e-mail.  When requesting material by e-mail, send a blank e-mail to sendmaterial@proxyvote.com with the control number included in the Notice of Availability in the subject line.  If you requested a printed copy of the proxy materials, a proxy card was enclosed with this Proxy Statement.

If you vote via the Internet or by returning your signed proxy to us before the annual meeting, we will vote your shares as you direct. However, if you submit your proxy without indicating your voting instructions, we will vote your shares “For” the election of the nominees for director identified under Proposal 1 in the section entitled “Proposals Requiring Your Vote,” and “For” Proposals 2 and 3.

Whether you are a stockholder of record or hold your shares in street name, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1). You can also specify whether you approve, disapprove, or abstain from the other proposals to be presented at the meeting.

Can I change my mind and revoke my proxy?

Yes.  If you are a stockholder who holds shares through a broker, trustee or other nominee (in “street name”), you must follow the instructions provided by your broker, trustee or nominee if you wish to change your vote.

If you are a stockholder of record you may revoke your proxy at any time before it is exercised at the annual meeting in any of three ways:

•                  By notifying TRW’s secretary in writing before the annual meeting;

•                  By submitting another valid proxy with a later date; or

•                  By voting in person at the meeting.

You will not revoke a proxy merely by attending the meeting.  To revoke a proxy, you must take one of the actions described above.

How do I vote under employee plans?

If you participate in the TRW Automotive 401(k) Savings Plan or the TRW Automotive Retirement Savings Plan for Hourly Employees, then you will receive a set of the proxy materials either through the mail (which will include a proxy card) or by email (which will include the control number in the text of the email). In either case, you may vote your shares over the Internet or by mail, as described above.  By voting, you are instructing the plan trustees, plan committees or independent fiduciaries of those plans how to vote your shares.  They will vote the shares in accordance with your instructions and the terms of the plan.  If you do not provide voting instructions for shares held for you in any of these plans, then your shares will be voted by an independent fiduciary.

In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may have received more than one set of proxy materials. To be sure that all shares are counted, you must provide a separate valid proxy for shares held in each such name, either over the Internet or by signing and returning by mail a proxy card for all applicable shares.

How many votes must be present to hold the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock on the record date is necessary to constitute a quorum.

How many votes are needed to elect directors and approve other matters?

In accordance with TRW’s amended By-laws, each director nominee is elected by the vote of the majority of votes cast (which means the number of votes cast “for” a director exceeds the number of votes cast “against” that director, with “abstentions” and “broker non-votes” not counted) with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth (10th) day preceding the date TRW first mails its notice for such meeting to its stockholders, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast (which means that the nominees who receive the highest number of “for” votes will be elected).  For an election where the majority vote standard applies, such as the election to be held at this annual meeting, TRW’s Corporate Governance Guidelines have established procedures pursuant to which each director nominee has provided to us an irrevocable resignation that becomes effective if the majority of the votes cast are against him or her and the Board accepts the resignation.  In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the Corporate Governance and Nominating Committee, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken.  The Corporate Governance and Nominating Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

An incumbent director who fails to receive a majority of the votes cast in an election that is not a Contested Election shall remain active and engaged in Board activities while the Corporate Governance and Nominating Committee and the Board decide whether to accept or reject such director’s resignation, or whether other action should be taken; provided, however, it is expected that such incumbent director shall not participate in any proceedings by the Board or any Committee regarding whether to accept or reject such director’s resignation, or whether to take other action with respect to such director.  If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to the By-laws.

The affirmative vote of a majority of shares entitled to vote that are present in person or represented by proxy at the meeting is required to approve Proposal 2 on the ratification of Ernst & Young.

Proposal 3 relating to executive compensation is advisory in nature which means that the vote thereon is not binding on the Board or the Compensation Committee.  However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Each share of common stock carries one vote. Stockholders may not cumulate their votes in the election of directors.

How will abstentions and broker non-votes be treated?

Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. In addition, because they are considered “entitled to vote”, abstentions are the equivalent of votes against a proposal where approval requires a majority of shares present and entitled to vote.  Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority (as is the case for non-routine matters) and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are also considered “shares present” for purposes of determining whether a quorum exists but are not considered “entitled to vote” and, therefore, will have no impact on the vote.

Abstentions and broker nonvotes are not counted under TRW’s amended By-laws in determining whether the number of votes cast “for” a director exceeds the number of votes cast “against” that director in an uncontested election and, therefore, will not affect the outcome in the election of directors to be held at this Annual Meeting.  Abstentions and broker nonvotes also will not have a direct affect on the outcome of Proposal 3 relating to executive compensation since that vote is advisory in nature and nonbinding.

What if I have the same address as another stockholder?

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements, annual reports and notices of availability with respect to two or more stockholders sharing an address by delivering a single proxy statement, annual report or notice of availability to those stockholders.  This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

TRW has been notified that certain intermediaries will utilize this procedure for TRW’s Notice of Availability and its proxy materials.  Therefore, only one copy may have been delivered to multiple stockholders sharing a single address.  If you wish to opt out of this procedure and receive a separate Notice of Availability or set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or TRW at the address and telephone number below.

A separate copy of the 2013 annual report, the Proxy Statement and/or the Notice of Availability for the annual meeting will be promptly delivered upon oral request to either TRW’s agent at (800) 579-1639 or an email request to sendmaterial@proxyvote.com, or to TRW’s Investor Relations Department at (800) 219-7411 or written request to Investor Relations, TRW, 12001 Tech Center Drive, Livonia, Michigan 48150.

Are there any other matters to be acted upon at the meeting?

We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Where do I find the results of the voting?

We will publish the voting results in a Current Report on Form 8-K within four business days after the meeting. You will also be able to find the results in the Investor Relations section of TRW’s Internet site (www.trw.com).

Proposals Requiring Your Vote

PROPOSAL 1 - ELECTION OF DIRECTORS

The first proposal on the agenda for this year’s annual meeting will be to elect the three directors nominated by the Board to serve as Class I directors for a three-year term beginning at the meeting and expiring at the 2017 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board currently consists of eleven directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class I directors are up for election at the meeting. The nominees for election are Francois J. Castaing, Michael R. Gambrell and David W. Meline, all of which are current Class I directors. Paul O’Neill, who is also a current Class I director, is not standing for re-election.  The Class II and Class III directors will continue in office following the meeting. Their terms will expire in 2015 (Class II) and 2016 (Class III). For information regarding the director nominees and our other directors, see the section entitled “The Board of Directors” below.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees specified above. If unforeseen circumstances (such as death or disability) make it necessary for the Board to substitute another person for any of the nominees, we will vote your shares for that other person.

The Board of Directors recommends a vote “For” the director nominees. Proxies solicited by the Board of Directors will be voted “For” the director nominees unless stockholders specify a different choice.

* * * * *

PROPOSAL 2 - SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has the sole responsibility for selecting the independent public accountants to audit TRW’s consolidated financial statements. The Audit Committee’s selection of Ernst & Young LLP to audit TRW’s consolidated financial statements for 2014 is being submitted to you for ratification. Representatives of Ernst & Young LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

TRW management will present the following resolution at the meeting:

“RESOLVED, that the selection of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for 2014 is ratified.”

If the stockholders do not ratify this selection, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting other independent public accountants.  Even if the selection is ratified, the Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of TRW and its stockholders.

The Board of Directors recommends a vote “For” Proposal 2. Proxies solicited by the Board of Directors will be voted “For” this Proposal 2 unless stockholders specify a different choice.

* * * * *

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are including in this Proxy Statement a resolution, subject to an advisory stockholder vote, to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and “Compensation of Executive Officers,” including the tabular and narrative descriptions contained therein.  Because the vote is advisory, it will not be binding on the Board or the Compensation Committee.  However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.  At the 2013 annual stockholders meeting, 93% of the votes cast were in favor of the say-on-pay proposal.  Based upon these results as well as other information as described below under “Compensation Discussion and Analysis,” the Compensation Committee did not make any fundamental changes to our pay for performance philosophy or the structure of our executive compensation plans impacting 2013 compensation, other than to adjust the vesting provisions of equity awards to apply a double trigger standard in the context of a Change in Control (as defined below) and to allow continued vesting after a qualifying retirement event.  Other changes are described below under “Compensation Discussion and Analysis — Executive Summary”.

The Board has determined, based on the stockholders’ vote at the 2011 annual stockholders meeting, to present a vote on compensation (a “say-on-pay” vote) annually.  As a result, the next scheduled say-on-pay vote after our 2014 annual meeting will be presented at our 2015 annual meeting.

Our executive compensation programs and policies have played a significant role in our ability to attract, retain and motivate key executives to dedicate themselves fully to driving TRW’s success and industry leadership.  We believe that our executive compensation program is balanced, aligned with the long-term interests of our stockholders, and focused on pay for performance principles in support of TRW’s business objectives.  As you review the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers,” you should note the following:

•                  Our Compensation Committee is comprised solely of independent directors who are committed to maintaining an executive compensation program that enables us to attract and retain a superior management team with appropriate incentives to provide long-term value to our stockholders.

•                  Our executive compensation program is structured to measure performance using a variety of financial and non-financial metrics.  We do this to encourage and reward actions that support TRW’s long-term success while promoting positive annual results.

•                  The executives’ non-equity incentive plan compensation is based on the achievement of business objectives that support TRW’s long-term success.

•                  A substantial portion of our named executive officers’ compensation is tied to TRW’s stock performance, such as the stock awards and option (stock appreciation rights) awards reflected in the Summary Compensation Table, which aligns executive and stockholder interests.  Further, beginning in 2014, performance share unit awards are utilized as a component of long-term incentive compensation, where the number of units earned will be based on TRW’s achievement of total shareholder return relative to the Russell 3000 Auto Parts Group over a three-year performance period, which is designed to further enhance alignment of the executives’ compensation with stockholder interests.

•                  We utilize three-year ratable vesting cycles for stock appreciation right and restricted stock unit awards to promote a longer-term focus.

•                  We utilize payout caps in our annual cash incentive (bonus) program and our awards of stock appreciation rights that are designed to prevent the potential for excessive risk taking and unintended windfalls.

•                  We have stock ownership requirements, an anti-hedging policy and a pledging pre-approval policy (under which no pledges exist) in place for our executives and Board members to further align their interests with those of our other stockholders.

The Compensation Committee and the Board believe that the executive compensation program is effective in implementing our compensation philosophy and promoting its goals.  They further believe it was instrumental in helping the Company achieve strong financial performance in the challenging automotive industry environment of recent years.

The Board endorses TRW’s executive compensation program.  The following resolution will be presented at the meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the sections of the Proxy Statement entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers,” including the compensation tables and narrative discussion contained therein, is approved on an advisory basis.”

The Board of Directors recommends a vote “For” the approval of the compensation of our named executive officers contained in Proposal 3.  Proxies solicited by the Board of Directors will be voted “For” this Proposal 3 unless stockholders specify a different choice.

The Board of Directors

The Board of Directors (the “Board”) currently consists of eleven directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Board has decided that, given Mr. O’Neill’s decision not to stand for re-election at the annual meeting, the size of the Board will revert to ten directors at that time.  The Board met five times during 2013. Directors are expected to attend all scheduled Board and committee meetings.  Each of our directors attended at least 75% of the meetings of the Board and committees of the Board during their tenure on each in 2013. Director presence at the annual meeting is encouraged, and all of our Board members attended the 2013 annual meeting.

Board Leadership Structure

John C. Plant, our Chief Executive Officer (“CEO”), also serves as the Chairman of the Board.  Neil P. Simpkins holds the position of Lead Independent Director.

The Board has determined that having Mr. Plant serve as both CEO and Chairman of the Board at this time promotes unified leadership and direction for the Company.  Mr. Plant works together with the rest of our Board (all members of which, other than Mr. Plant, are independent) to establish our strategy and business plans and to oversee their execution.  He also acts as a bridge between management and the Board, providing critical leadership for carrying out our strategic initiatives and helping to prevent divergent views on the execution of our strategy within the Company. The Board believes that Mr. Plant’s first-hand, in-depth knowledge of each of our business units and the challenges they face, his position as an industry leader, as well as his tenure as a director, make him uniquely qualified to serve as Chairman.

In his role as Lead Independent Director, Mr. Simpkins has the authority to chair sessions of the non-management members of the Board, which occur quarterly after each in-person Board meeting, preside over Board meetings in the absence of the Chairman, provide input on Board meeting agendas, call meetings of the non-management directors, and generally to act as the key Board liaison with the Chairman and CEO.  Mr. Simpkins can also be contacted directly by stockholders as specified below under “—Director Information.”  The utilization of a Lead Independent Director permits open discussion and assessment of the Company’s performance, the Board’s oversight function, and the effectiveness of the combined Chairman/CEO role.

Director Independence

TRW’s Board is currently comprised of ten directors who qualify as “independent” under the rules adopted by the SEC and the New York Stock Exchange (“NYSE”) listing requirements, plus our CEO.  To be considered independent, the Board must determine each year that a director does not have any direct or indirect material relationship with TRW. When assessing the “materiality” of any relationship a director has with TRW, the Board reviews all the relevant facts and circumstances of the relationship to assure itself that no commercial or charitable relationship of a director impairs such director’s independence.

The Board established guidelines, which are set forth in its Corporate Governance Guidelines published on TRW’s Internet site (www.trw.com) under Investor Relations/Corporate Governance, to assist it in determining director independence under the regulatory requirements.  These guidelines provide that a director will not be independent if, within the preceding three years (i) the director was employed by TRW or its subsidiaries; (ii) an immediate family member of the director was employed by TRW or its subsidiaries as an executive officer; (iii) a TRW executive officer was on the compensation committee (or a committee performing similar functions) of the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or (iv) the director or an immediate family member of the director received more than $120,000 during any twelve-month period in direct compensation from TRW or its subsidiaries (other than payments for current or past service as a director or compensation received by a family member for service as a non-executive employee).  In addition, a director will not be independent if (i) the director or an immediate family member of the director is a current partner of TRW’s independent auditor; (ii) the director is a current employee of such firm; (iii) an immediate family member of the director is a current employee of such firm and personally works on TRW’s audit; or (iv) the director or immediate family member of the director was within the last three years a partner or employee of such firm and personally worked on TRW’s audit within that time.  The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a TRW director is an employee of another company that does business with TRW and the annual sales to, or purchases from, TRW or its subsidiaries are less than the greater of $1 million or 2% of the annual revenues of the company he or she is employed by; (ii) if a TRW director is an employee of another company which is indebted to TRW or its subsidiaries, or to which TRW or its subsidiaries is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company he or she is employed by; and (iii) if a TRW director serves as an officer, director or trustee of a charitable organization and TRW’s discretionary charitable contributions to the organization are less than the greater of $1 million or 2% of that organization’s total annual charitable receipts. (Automatic matching of employee charitable contributions will not be included in the amount of TRW’s contributions for this purpose.)

The Board has affirmatively determined that each of the following directors and nominees for director meet these standards for independence and qualify as independent: James F. Albaugh, Francois J. Castaing, Robert L. Friedman, Michael R. Gambrell, J. Michael Losh, David W. Meline, Jody G. Miller, Paul H. O’Neill, Neil P. Simpkins and David S. Taylor. Throughout this Proxy Statement, we refer to these directors as our “independent directors.” The only director who is not considered independent at this point in time is our CEO.

In determining the independence of the independent directors, the Board considered their charitable affiliations, but found that TRW either made no donations to their affiliated charities or donations were well below the prohibited levels.  The Board also considered Mr. Albaugh’s and Mr. Friedman’s status as senior advisors to The Blackstone Group L.P. (“Blackstone”), and Mr. Simpkins’ status as an employee of Blackstone, in light of TRW’s payment of fees to Blackstone relating to the termination of a transaction and monitoring fee agreement, as described below under “Transactions with Related Persons.”  The Board concluded that each of Mr. Albaugh and Mr. Friedman is nonetheless independent (including, for Mr. Albaugh, independent with respect to his membership on the Audit Committee) because neither is an employee or executive officer of Blackstone.  The Board also concluded that Mr. Simpkins is independent since TRW’s payments to Blackstone totaled an insignificant percentage of Blackstone’s annual revenue, well below the 2% threshold.  Similarly, with respect to Mr. Meline, who is employed by 3M Company (“3M”), the Board considered TRW’s purchases of product from 3M and concluded that Mr. Meline is independent since TRW’s annual purchases from 3M totaled an insignificant percentage of 3M’s annual sales, well below the 2% threshold.  In addition, although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board determined that such simultaneous service does not impair his ability to serve on TRW’s Audit Committee because Mr. Losh is not otherwise employed.  There were no other relationships, transactions or arrangements with any of the independent directors required to be disclosed herein or not required to be so disclosed but considered by the Board.

Board’s Role in Risk Oversight

The Board is involved in the risk oversight of TRW in several ways.  Regularly throughout the year management presents information to either the Board or its committees on areas and topics related to risks faced by TRW.  The Board receives regular reports on TRW’s legal and ethical helpline activity as well as updates on other relevant matters including antitrust matters, issues in the automotive industry that may impact TRW, operations reviews and treasury-related updates.  In 2013 the Board also received a report on TRW’s IS function and cyber security risks.  TRW’s Vice President of Internal Audit dually reports to our Audit Committee as well as our Chief Financial Officer (“CFO”).  In addition to receiving regular internal audit reports, including Sarbanes-Oxley updates, the Audit Committee regularly meets in private session with our Vice President of Internal Audit and, separately, with our external auditors which provides the opportunity for confidential discussion.  The Audit Committee also receives regular reports on any fraud investigations, evaluates any related party transactions that may arise, and annually receives a report on the status of TRW’s legal compliance and significant legal issues.  In addition, on an annual basis we conduct an Enterprise Risk Management assessment, the results of which are reported to the Audit Committee and the Board.  This assessment is utilized and updated throughout the year as circumstances change.  Within TRW, risk responsibilities are aligned to functional expertise and shared among the senior executives with overall responsibility for risk management residing with the CEO.  Major risk areas are identified, responsibility is assigned and responsive processes are established and monitored for effectiveness.  In addition to the foregoing, management performs an annual risk assessment with the Compensation Committee regarding TRW’s overall compensation program.  The Board’s role in the oversight of risk has no effect on the leadership structure of the Board.

Director Communication and Information

Neil P. Simpkins, our Lead Independent Director, presides over meetings of the non-management directors. Stockholders and other interested persons may contact Mr. Simpkins, the non-management directors as a group, or the Audit Committee directly in writing c/o TRW Automotive Holdings Corp., P.O. Box 51701, Livonia, MI 48151-5701, USA.

The following information about the directors, including the nominees, has been provided by the directors, except that the “Board Qualifications” identified below for each individual are the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of TRW at this time.  There is no family relationship among the directors or between any director and an executive officer.  Each of these directors was recommended for re-election to his current term by the Corporate Governance and Nominating Committee, and nominated for such term by the Board.

Class I — Nominees Standing for Re-Election

Francois J. Castaing, age 68, Director since 2004:  Mr. Castaing is a consultant for Castaing & Associates.  Mr. Castaing retired in 2000 as technical advisor to the Chairman of DaimlerChrysler Corporation. Prior to his retirement, Mr. Castaing spent thirteen years with Chrysler Corporation serving as Executive Vice President of Vehicle Engineering from 1988 to 1996 and subsequently ran Chrysler International Operations.  From 1980 to 1987, Mr. Castaing was with American Motors where he was Vice President of Engineering and later Group Vice President Product and Quality, until Chrysler acquired that company. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. Mr. Castaing currently serves as the lead independent director and as an audit committee member of GenTherm Incorporated.

Board Qualifications:  Mr. Castaing’s technical leadership and historical knowledge of, and strategic insight into, the direction of the automotive industry gained through his extensive experience with Chrysler Corporation and American Motors are of particular benefit to our Board.  Mr. Castaing is knowledgeable about our customers, our supply chain and automotive product development issues.  The Board has determined that Mr. Castaing, who is a member of our Audit Committee, is financially literate.  His service as a board and audit committee member of another public company also helps TRW informally benchmark its practices.  Mr. Castaing also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for approximately ten years.

Michael R. Gambrell, age 60, Director since 2008:  Mr. Gambrell served as an advisor to The Dow Chemical Company (“Dow”) for the past two years.  In 2012, Mr. Gambrell founded GamCo, LLC, a privately-held company providing advisory services to public, start-up and non-profit companies.  From 2004 to 2011, Mr. Gambrell was Executive Vice President of Dow, serving in both business and functional executive roles.  Mr. Gambrell, who joined Dow in 1976, has held various executive positions throughout Dow, including Vice-President of Operations of Latin America.  He currently serves on the Board of Directors of the National Safety Council and the strategic planning and nomination committees, as well as Chairman of the Campbell Institute.  From 2010 to 2012, Mr. Gambrell served on the U.S. Department of Commerce Manufacturing Council.  He is also a Director Emeritus of the US-India Business Council and served as a member of The University of Michigan Engineering Advisory Council from 2006 to 2012.

Board Qualifications:  As a result of his positions and tenure at Dow, Mr. Gambrell has executive management skills and international experience in a complex global business, which provides him with an understanding of the impact of differing cultural, political and regulatory systems.  The Board has determined that Mr. Gambrell, who is a member of our Audit Committee, is financially literate.  He also has experience with merger and acquisition transactions and their integration, possesses technical leadership skills and is knowledgeable and experienced in addressing health, safety and environmental issues.  He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over five years.

David W. Meline, age 56, Director since February 2014:  Mr. Meline has been Senior Vice President and Chief Financial Officer of 3M Company (“3M”) since April 2011.  Prior to that, he served as 3M’s vice president, corporate controller and chief accounting officer from 2008 through March of 2011.  Prior to joining 3M in 2008, Mr. Meline had been at General Motors Corporation for 20 years, serving in various capacities, including vice president and chief financial officer for GM North America from 2007 to 2008.  He also held senior level positions with GM Europe in Switzerland (2004 — 2007), GM Daewoo in South Korea (2001 — 2004), GM Brasil (1996 — 2001), GM Kenya (1993 — 1996) and at General Motors’ New York office in the company’s treasurer’s office (1986 — 1993).  He began his career at AT&T Corporation as a product design engineer.  Mr. Meline currently serves as a member of the board of directors of the University of Chicago Booth CFO Advisory Forum.

Board Qualifications:  Mr. Meline’s knowledge of financial and accounting matters and company capitalization structures as well as the capital markets, both in his current position as well as his previous positions at one of our largest customers, provides him with direct insight into issues applicable to manufacturing companies generally as well as in our industry.  Due to both his domestic and extensive international assignments in complex global businesses, Mr. Meline has developed a unique set of managerial skills and understanding of diverse cultural, political and regulatory systems.

Class II — Terms Expiring in 2015:

James F. Albaugh, age 63, Director since 2006:  Mr. Albaugh has been a Senior Advisor to Blackstone since December 2012.  Prior to that, he was president and chief executive officer of Boeing’s Commercial Airplanes business unit and a member of Boeing’s Executive Council from September 2009 through June 2012.  Prior to that position, Mr. Albaugh was president and chief executive officer of Boeing’s Integrated Defense Systems business unit from July 2002 to September 2009.  Prior to that time, Mr. Albaugh, who joined Boeing in 1975, held various executive positions, including president and chief executive of Space and Communications and president of Space Transportation. He is an honorary fellow of the American Institute of Aeronautics and Astronautics, a fellow of the Royal Aeronautical Society and an elected member of the International Academy of Aeronautics.  He is the President elect of the American Institute of Aeronautics and Astronautics, serves as a director to the American Airlines Group Inc. and serves on other nonprofit organization boards and in other professional organizations.

Board Qualifications:  As a result of his positions and tenure at Boeing, Mr. Albaugh has executive management skills, experience with complex contracts, and experience with governmental oversight in a complex manufacturing company.  The Board has determined that Mr. Albaugh, who is a member of our Audit Committee, is an audit committee financial expert. He also possesses technical leadership skills, is knowledgeable about product development issues and is knowledgeable and experienced in public relations issues.  In addition, he possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over seven years.

Robert L. Friedman, age 70, Director since 2003:  Mr. Friedman has been a Senior Advisor to Blackstone since July 2012.  Prior to that, he served as a Senior Managing Director of Blackstone from February 1999 to June 2012 and in addition he was Chief Legal Officer of Blackstone from January 2003 to August 2010. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett LLP, a New York law firm (“Simpson Thacher”), where he served as a senior member of that law firm’s mergers and acquisitions practice. He currently also serves on the board of directors of Axis Capital Holdings Limited, Orbitz Worldwide, Inc. and YRC Worldwide Inc.  During the past five years Mr. Friedman also served on the board of directors of Northwest Airlines, Inc. and The India Fund, Inc.

Board Qualifications:  Mr. Friedman has extensive knowledge of legal, corporate governance and compliance matters as a result of his position and tenure with Simpson Thacher as well as his service as the Chief Legal Officer of Blackstone.  In addition, he is knowledgeable about the debt and capital markets, has significant financial and investment experience and possesses executive management skills gained through his experiences at both Simpson Thacher and Blackstone, including in his position as Chief Administrative Officer of Blackstone from 2003 through 2007.  He has also had board experience with several public companies, which helps TRW informally benchmark its practices.  In addition, Mr. Friedman possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over eleven years.

J. Michael Losh, age 67, Director since 2003:  Mr. Losh was interim chief financial officer of Cardinal Health Inc. from July 2004 until May 2005. He served as the Chairman of the Board of Metaldyne Corporation from October 2000 to April 2002.  Prior to that, he was the Executive Vice President and Chief Financial Officer of General Motors Corporation from July 1994 to September 2000. At General Motors he served in a variety of operating and financial positions from 1964 to 2000. He currently also serves on the board of directors and audit, finance and governance/nominating committees of Aon plc, on the board of directors and audit and governance committees of H.B. Fuller Company, the board of directors and audit committee of CareFusion Corporation and ProLogis, Inc. and on the board of directors and the audit, compensation and pricing committees of Masco Corporation.  During the past five years Mr. Losh also served on the board of directors of Cardinal Health Inc.

Board Qualifications:  Mr. Losh, whose extensive financial knowledge and experience qualifies him as an “audit committee financial expert,” serves as the Chairman of our Audit Committee.  His knowledge of financial and accounting matters and company capitalization structures as well as the capital markets, gained during his tenure as the chief financial officer of one of our largest customers, provides him with direct insight into issues applicable in our industry and to us specifically.  In addition, Mr. Losh serves as a board and audit or compensation committee member of several public companies which helps TRW informally benchmark its practices.  He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over ten years.

David S. Taylor, age 55, Director since 2010:  Mr. Taylor is Group President, Global Health & Grooming for The Procter & Gamble Company (“P&G”), a position he has held since 2013.  In addition, Mr. Taylor is responsible for P&G’s Pet Care business.  The Health & Grooming sector includes the global business units of Shave Care, Personal Health Care, Oral Care, Braun and Pet Care.  From 2007 to 2013 Mr. Taylor was Group President, Global Home Care and P&G Professional.  Mr. Taylor began employment with P&G in 1980 and has been a member of P&G’s Global Leadership Council since 2005.  In prior positions at P&G, Mr. Taylor served as P&G’s President, Global Family Care (2005 — 2007) and before that he held Vice President/General Manager positions in North America Family Care (2003 — 2005); Western Europe Family Care based in Geneva, Switzerland (2001 — 2003); and Greater China Hair Care based in Hong Kong (1998 — 2001).

Board Qualifications: As a result of his positions and tenure at P&G, Mr. Taylor has executive management skills and international experience in a complex global business, which provides him with an understanding of the impact of differing cultural, political and regulatory systems.  He also has significant experience in global marketing and branding and in understanding consumer trends.  Additionally, Mr. Taylor served as vice chairman of a coalition of 70 companies focused on counterfeiting in China, which provided him with experience in addressing challenges relating to international intellectual property protection, including experience in dealing with Chinese government leaders on the issue.

Class III — Terms Expiring in 2016:

Jody G. Miller, age 55, Director since 2005:  Ms. Miller founded in 2007 and became CEO of The Business Talent Group LLC, a privately held company providing top independent business talent to companies for project assignments.  She was a Venture Partner with Maveron, LLC from 2000 to 2007.  From 1995 to 1999, Ms. Miller held a variety of executive positions, including Executive Vice President and Acting President and Chief Operating Officer, at Americast, a digital video and interactive services partnership of Ameritech, BellSouth, GTE, SBC, SNET and The Walt Disney Company.  She also serves on the board of directors and finance and governance committees of Capella Education Company, a leading online university (NASDAQ).

Board Qualifications:  Ms. Miller brings an entrepreneurial and venture capital viewpoint to the Board gained through her experience with Maveron and in founding The Business Talent Group LLC.  She also brings significant experience and insight in the fields of corporate governance, human capital and senior talent management.  She has executive management experience and is knowledgeable about the capital markets.  Ms. Miller is also experienced in the workings of government and knowledgeable about policy issues and other political matters, having served in two U.S. government administrations as a Special Assistant to the President from 1993 — 1995 and as a White House Fellow and consultant in the Department of Treasury from 1990 — 1992.  She serves on the board and governance committee of another public company which helps TRW informally benchmark its practices. Ms. Miller also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for almost nine years.

John C. Plant, age 60, Chairman of the Board, President and Chief Executive Officer, Director since 2003:  Mr. Plant has been our Chairman of the Board since February 2011 and our President and Chief Executive Officer as well as a member of our board of directors since February 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 — 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems.  Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.  He currently serves on the board of directors of Masco Corporation.

Board Qualifications:  The Board benefits from Mr. Plant’s extensive knowledge of all aspects of TRW’s business, including its operations, business development matters, financial performance and capital structure, legal matters and human resources.  Given his current role as our President and Chief Executive Officer as well as his prior positions within TRW, Mr. Plant has held a strategic executive role in the Company running aspects of its global operations for an extended period of time which provides added historical and strategic insight.

Neil P. Simpkins, age 47, Lead Independent Director, Director since 2003:  Mr. Simpkins has been our Lead Director (now Lead Independent Director) since February 2011 and, prior to that, was our Chairman of the Board from February 2003 until February 2011.  Mr. Simpkins has served as a senior managing director of Blackstone since December 1999. From 1993 until the time he joined Blackstone, Mr. Simpkins was a principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region.  He currently serves on the board of directors of Team Health Holdings Inc., Apria Healthcare Group Inc., Emdeon Inc. and Summit Materials, LLC.  During the past five years Mr. Simpkins also served on the board of directors of Vanguard Health Systems Inc.

Board Qualifications:  Mr. Simpkins has extensive knowledge about the debt and capital markets and company capitalization structures as a result of his position and tenure with Blackstone as well as prior experience with Bain Capital.  He also has significant financial and investment experience and possesses executive management and strategic skills gained through his experience with a variety of Blackstone portfolio companies.  Mr. Simpkins has additional board experience with several other public companies which helps TRW informally benchmark its practices.  He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over eleven years.

Director Compensation

We pay director compensation only to our independent directors.  Executive management periodically reviews with the Compensation Committee the status of independent director compensation and any changes to such compensation arises from the recommendation of the Compensation Committee, with a decision by the Board.  For 2013 such compensation consisted of:

•                  An annual cash retainer of $100,000;

•                  Meeting fees of $1,500 for each Board and committee meeting attended in January and February; meeting fees were discontinued after the February meeting cycle;

•                  An annual retainer of $20,000 for acting as Chair of the Audit Committee and an annual retainer of $15,000 for acting as a member of the Audit Committee;

•                  An annual retainer of $15,000 for acting as Chair of the Compensation Committee and an annual retainer of $10,000 for acting as a member of the Compensation Committee;

•                  An annual retainer of $7,500 for acting as Chair of the Corporate Governance and Nominating Committee and an annual retainer of $3,500 for acting as a member of the Corporate Governance and Nominating Committee; and

•                  A grant of 1,956 RSUs for each independent director in February 2013.  Each RSU represents the unfunded, unsecured right to receive one share of TRW common stock on the first anniversary of the grant date, provided the individual continues to be a member of the Board.  In addition, the RSU agreement provides for accelerated vesting in the event of a Change in Control (as described below in footnote 4 to the Potential Payments upon Termination or CIC tables).

A deferred compensation plan exists for the independent directors allowing them to elect to defer their compensation.

The Company also reimburses its directors for their travel and related out-of-pocket expenses in connection with attending Board, committee and stockholders’ meetings.  In addition, from time to time the Company invites spouses of the directors to attend as well.  In such case, the Company pays for the spouse’s travel and certain other non-business expenses and reimburses the directors for taxes attributable to that income.

Director Compensation for 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
James F. Albaugh	118,000	113,839	—	231,839
Francois J. Castaing	136,000	113,839	2,994	252,833
Robert L. Friedman	101,500	113,839	1,647	216,986
Michael R. Gambrell	118,000	113,839	720	232,559
J. Michael Losh	136,000	113,839	903	250,742
Jody G. Miller	110,500	113,839	3,006	227,345
Paul H. O’Neill	106,500	113,839	—	220,339	(3)
Neil P. Simpkins	—	—	—	—
David S. Taylor	114,500	113,839	1,945	230,284

(1)         The values shown represent the aggregate grant date fair value in accordance with Accounting Standards Codification (“ASC”) 718 of the 1,956 RSUs granted effective February 22, 2013, to each individual who was then an independent director.  As of December 31, 2013, there were a total of 1,956 RSUs outstanding for each individual who was then an independent director.

(2)         Represents reimbursement of taxes owed, with respect to perquisites that are not required to be included in this column because of their de minimus amount.

(3)         Mr. O’Neill elected to defer both his cash and equity compensation for 2013; therefore, all of his 2013 compensation was notionally credited to a deferred compensation account on his behalf.

Committees of the Board of Directors

There are three standing committees of our Board: the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.  Each Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trw.com) under Investor Relations/Corporate Governance.  The Board has determined that each member of the Company’s standing Committees is independent under the NYSE and SEC rules.

Committee Membership

The members and Chair of each of TRW’s standing Committees, as well as the number of meetings held by each Committee in 2013, are shown below.

Director	Audit	Compensation	Corporate Governance and Nominating
James F. Albaugh	✓
Francois J. Castaing	✓	Chair
Michael R. Gambrell	✓
J. Michael Losh	Chair	✓
Jody G. Miller			Chair
Paul H. O’Neill			✓
David S. Taylor		✓
Committee Meetings in 2013	7	5	2

A brief description of the primary functions performed by each Committee of the Board is set forth below.

Audit Committee

The Audit Committee is primarily responsible for (1) selecting the independent auditor, approving the overall scope of the audit and assisting the Board in monitoring the independent auditor’s qualifications, independence, compensation and performance, including resolution of any disagreements between management and the independent auditor regarding financial reporting and pre-approving all services to be performed by the independent auditor, (2) assisting the Board in monitoring the integrity of TRW’s financial statements and other financial information provided by us to stockholders and others, (3) reviewing with the independent auditor and management the adequacy and effectiveness of TRW’s systems of internal controls, (4) assisting the Board in monitoring the performance of TRW’s internal audit function and compliance with legal and regulatory requirements, (5) discussing policies with respect to risk assessment and risk management, and (6) reviewing reports and disclosures of related party transactions and approving or ratifying any such transaction, if appropriate.  Among other things, the Audit Committee prepares the Audit Committee Report for inclusion in the annual proxy statement and meets separately, periodically, with management, internal auditors and the independent auditor. The Audit Committee has the authority to obtain advice and assistance from, and receive funding from TRW for, outside advisers as the Audit Committee deems necessary to carry out its duties.

Each of the Audit Committee members is independent as that term is used in section 10A(m)(3) of the Exchange Act.  The Board has also determined that both the Audit Committee Chairman, Mr. Losh, who is the former Chief Financial Officer of General Motors Corporation, and Audit Committee member Mr. Albaugh, who is the former Chief Executive Officer of various Boeing businesses, are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and the related SEC rules. In addition, the Board has determined that each of the other Audit Committee members, Mr. Castaing and Mr. Gambrell, have significant experience in reviewing, understanding and evaluating financial statements and are financially literate, as such term has been defined by the listing standards of the NYSE.

Compensation Committee

The Compensation Committee is primarily responsible for (1) reviewing executive compensation policies, plans and programs, (2) reviewing and approving the compensation structure, compensation related goals and objectives and the annual compensation (including incentive compensation and equity awards) of TRW’s executive officers, (3) reviewing the compensation of TRW’s independent directors, (4) reviewing, approving, overseeing and interpreting TRW’s stock plans and making grants and awards thereunder, and (5) reviewing and approving any policy, agreement or other arrangement relating to the recovery of any incentive-based compensation from executive officers, and any applicable disclosure of TRW’s policy on incentive-based compensation. It also is responsible for reviewing and discussing with management the Compensation Discussion and Analysis section and determining whether to recommend it for inclusion in the proxy statement. The Compensation Committee consults with the CEO on the performance of, and compensation for, the other executive officers. The Compensation Committee may delegate any or all of its responsibilities to a sub-committee of the Compensation Committee and may delegate to the CEO certain authority with respect to grants of equity based awards to employees of TRW other than executive officers.

Consultants.  In discharging its duties and responsibilities, the Compensation Committee has the authority to retain outside advisors, including compensation consultants and other experts, after taking into consideration factors relevant to that person’s independence from management.  It also has the authority to approve any such consultant’s compensation and other terms of retention, and to receive funding from TRW for such compensation.  From time to time, the Compensation Committee solicits advice from outside compensation consultants on executive compensation matters relating to our executive officers.  The Compensation Committee did not engage the services of any such outside consultants in 2013.  However, Company management regularly engages a compensation consultant to provide benchmarking data and, for 2013, also engaged the compensation consultant to help benchmark the vesting provisions of its equity awards and develop an approach to continued vesting after retirement as well as a double trigger approach to vesting in the context of a change in control.  The compensation consultant was also engaged by management in 2013 to help develop an approach to performance stock units, which were first utilized as part of 2014 compensation.  For a description of services provided by consultants relating to 2013 executive compensation, see “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is primarily responsible for (1) identifying and evaluating qualified Board candidates and recommending director nominees, (2) overseeing the evaluation of the Board’s performance, (3) reviewing and making recommendations to the Board regarding stockholder proposals, (4) overseeing and evaluating the risks arising from corporate governance and related issues and with respect to health, safety and environmental issues, and (4) periodically reviewing and reassessing TRW’s code of ethics and the Corporate Governance Guidelines.  The Corporate Governance and Nominating Committee has the authority to obtain advice and assistance from, and receive funding from TRW for, outside advisers as the Corporate Governance and Nominating Committee deems necessary to carry out its duties.

Nomination Process and Director Criteria

The Corporate Governance and Nominating Committee will consider stockholder recommendations for nominees for director. Recommendations should be submitted to our Secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving, if elected, not later than the date by which stockholder proposals for action must be submitted. Procedures to be followed by stockholders in recommending nominees for director are described below under “Stockholder Proposals.”  Candidates recommended by stockholders will be evaluated using the same criteria as other potential nominees.  If the Corporate Governance and Nominating Committee determines that a stockholder-nominated candidate is suitable, the full Board must decide whether to include the candidate in the slate of nominees that the Board recommends to stockholders for election.  From time to time TRW has retained the search firm of Heidrick and Struggles to assist in identifying potential nominees, which assistance it utilized in 2013 to help identify potential qualified Board candidates.

With respect to director criteria, directors should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders.  They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.  Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.  Consideration is also given to an individual’s independence and any potential conflicts of interests prior to making a recommendation to the Board with respect to a director nominee.  The Corporate Governance and Nominating Committee, after consultation with the Chairman and other members of the Board, shall review periodically the particular attributes that would be most beneficial to TRW in future Board nominees.  This assessment shall include, but not be limited to, issues such as integrity, competence, experience, commitment, diversity and collegiality.

With respect to diversity, the Corporate Governance and Nominating Committee’s objective is for the Board as a whole to maintain an appropriate mix of backgrounds, expertise, skill sets, viewpoints and professional experience with respect to strategy and leadership, business judgment, accounting and finance, corporate governance and industry knowledge, including senior management skills, technical expertise, and international experience as well as experience in government and a variety of industries that have relevance to our own.  These specific qualifications may vary over time, depending on the composition of the Board at that time and any perceived need by the Board for one or more particular areas of expertise.  The Corporate Governance and Nominating Committee strives for the Board to be composed of members whose particular skills, qualifications, experiences and attributes, when taken together, allow the Board to satisfy its oversight responsibilities effectively.

Our independent directors are also required to meet certain stock ownership guidelines.  We feel this further aligns their interests with those of our stockholders.  Under these guidelines, the independent directors are expected, over a period of five years from the date they are elected as a director or are determined to be independent, to acquire and hold a total of eight thousand (8,000) shares of our common stock.  Unvested restricted stock units do not count toward satisfying these requirements.  Each of our independent directors who has been an independent Board member for five years or more exceeds these guidelines.

Each Board nominee included on the proxy card for the 2014 annual meeting is standing for re-election.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our directors, CEO, CFO, principal accounting officer and other employees.  This code is called the TRW Standards of Conduct and is available on TRW’s Internet site (www.trw.com) under Investor Relations/Corporate Governance.  From time to time we may amend the TRW Standards of Conduct.  The Company intends to disclose, by posting in the same location on its website, information about any amendments, as well as information concerning any waiver of the TRW Standards of Conduct that may be granted by the Board, in accordance with SEC regulations.

Security Ownership of Certain Beneficial Owners and Management

The table below shows how much of our common stock was beneficially owned as of March 14, 2014 (unless another date is indicated) by (i) each person known by TRW to beneficially own more than 5% of our common stock, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each executive officer named in the Summary Compensation Table appearing later in this Proxy Statement, and (iv) all current directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days of March 14, 2014 (such as by exercising options or stock appreciation rights).

Name of Beneficial Owner	Number	Percent

Beneficial Owners of More than 5%:
BlackRock, Inc. (1)	10,502,764	9.5
Harris Associates (2)	6,316,622	5.7
T. Rowe Price Associates, Inc. (3)	6,973,691	6.3
The Vanguard Group (4)	6,050,770	5.5

Directors and Executive Officers:
James F. Albaugh	14,366	*
Francois J. Castaing (5)	19,666	*
Robert L. Friedman	3,376	*
Michael R. Gambrell	14,841	*
J. Michael Losh	14,366	*
David W. Meline (6)	0	*
Jody G. Miller	24,666	*
Paul H. O’Neill	27,966	*
John C. Plant (7)	1,309,352	1.2
Neil P. Simpkins (6)	0	*
David S. Taylor	9,391	*
Joseph S. Cantie (7)	391,416	*
Peter J. Lake (7)	236,112	*
Steven Lunn (8)	0	*
Neil E. Marchuk (7)	86,763	*
All directors and executive officers as a group (16 persons) (7)	2,230,519	2.0

*  Less than 1% of shares of common stock outstanding.

(1)         Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2014 by BlackRock, Inc. (“BlackRock”).  BlackRock filed the Schedule 13G as a parent holding company or control person, indicating that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such common stock, but that no one person’s interest is more than 5% of the total outstanding common shares.  According to such Schedule, BlackRock has sole voting power over 8,614,886 shares and sole investment power over 10,502,764 shares.  BlackRock’s address is 40 East 52nd Street, New York, New York 10022.

(2)         Based on a Schedule 13G filed with the SEC on February 12, 2014 by Harris Associates L.P. and Harris Associates Inc. (collectively “Harris Associates”).  Harris Associates filed the Schedule 13G as an investment advisor, indicating that by reason of advisory and other relationships with the person who owns the shares, Harris Associates may be deemed to be the beneficial owner of 6,316,622 shares.  According to such Schedule, Harris Associates has sole voting and investment power over 5,394,300 shares.  Harris Associates’ address is 2 North LaSalle Street, Suite 500, Chicago, IL 60602-3790.

(3)         Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”).  Price Associates has indicated that these securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities.  For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  According to such Schedule, Price Associates has sole voting power over 1,617,488 shares and sole investment power over 6,973,691 shares.  Price Associates’ address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)         Based on a Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group (“Vanguard”).  Vanguard filed the Schedule 13G as an investment advisor, indicating that it has sole voting power over 105,923 shares, sole investment power over 5,960,747 shares and shared investment power over 90,023 shares.  Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)         Of the shares shown as beneficially owned by Mr. Castaing,17,710 are held indirectly by Castaing and Associates, in which Mr. Castaing has a controlling interest.

(6)         In February 2014 Mr. Meline became a member of the Board and Mr. Simpkins was first determined to be independent by the Board.  Under TRW’s stock ownership guidelines, each is required to acquire 8,000 TRW shares within five years.

(7)         Shares shown as beneficially owned by the executive officers include shares underlying stock options and stock-settled stock appreciation rights (“SSARs”) which are exercisable or may be exercised within 60 days as follows: (a) 1,046,024 shares for Mr. Plant, (b) 288,806 shares for Mr. Cantie, (c) 187,622 shares for Mr. Lake, and (d) 55,467 shares for Mr. Marchuk.  The gross number of the shares underlying the SSARs is included in the table above although, at the time of any exercise, shares will be withheld to cover the applicable withholding taxes and shares representing the grant date fair market value of the SSARs will be netted out upon settlement.  Shares shown as beneficially owned by the executive officers also include any shares held through the TRW Automotive 401(k) Savings Plan.  Further, 90,000 of the shares shown as beneficially owned by Mr. Plant are held indirectly by one or more trusts set up for his estate planning purposes.

(8)         Mr. Lunn, who is one of our named executive officers for 2013, retired effective February 28, 2014.

Hedging/Pledging Policy

The Board has adopted, as part of TRW’s insider trading policy, prohibitions against directors, officers and employees of TRW engaging in (i) any hedging or monetization transactions involving TRW securities, (ii) any transactions in publicly traded options, such as puts or calls, or other derivative securities, relating to TRW securities, (iii) short sales of TRW securities (sales of securities that are not then owned), and (iv) short-term trading of TRW securities.  In addition, directors and officers (as defined under Section 16 of the Exchange Act), are prohibited from holding TRW securities in a margin account and are required to pre-clear any pledges of TRW securities; no such pledges exist.  Other officers and employees are discouraged from holding TRW securities in a margin account and from pledging TRW securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of more than 10% of a registered class of TRW’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock.  Such officers, directors and persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file with the SEC.

Based solely on our review of copies of such forms that were furnished to TRW or written representations from TRW’s officers and directors, the Company believes that all filing requirements applicable to its directors, executive officers and greater than 10% stockholders were complied with during fiscal year 2013.

Transactions with Related Persons

Stockholders Agreement

Pursuant to our Third Amended and Restated Stockholders Agreement (the “Third Restated Agreement”), among other things, we had certain obligations with respect to both demand and incidental (or piggyback) registration rights held by Automotive Investors L.L.C. (“AI LLC”), an affiliate of The Blackstone Group L.P. (“Blackstone”).  Subsequent to AI LLC’s sale of its remaining TRW shares in August 2013, TRW no longer has such obligations.

Employee Stockholders Agreement

The employee stockholders agreement among us, our management group and AI LLC provides for certain restrictions and rights in connection with certain sales of shares of our common stock held by our management stockholders.  Stockholders party to this agreement who receive an offer to purchase all of TRW’s outstanding shares or substantially all of TRW’s assets have the right to drag along the other stockholder parties in such transaction and the stockholder parties have the right to tag along in any transfer of at least a majority of our outstanding stock. In addition, TRW has certain continuing obligations with respect to piggyback registration rights held by the employee stockholders who are affiliates.  The agreement ceases to apply with respect to any shares sold in a public offering or pursuant to Rule 144 under the Securities Act of 1933.

Secondary Offerings

In February and August of 2013, AI LLC and certain named executive officers sold 10 million and 10.9 million shares, respectively, of the Company’s common stock in underwritten registered public offerings (the “Offerings”) pursuant to the Company’s shelf registration statement on Form S-3 filed with the SEC on August 10, 2012.  Messrs. Plant, Cantie and Lake participated in both Offerings while Mr. Lunn participated only in the August Offering. The Company did not receive any proceeds from the Offerings, nor did its number of shares outstanding materially change.  In accordance with the Third Restated Agreement and the employee stockholders agreement described above, with respect to the February Offering, and as approved by the Audit Committee of the Board under TRW’s policy on related person transactions, with respect to the August Offering, the Company incurred expenses totaling approximately $590,000 in connection with these Offerings.  As a result of the Offerings, AI LLC and Blackstone no longer hold any ownership interest in the Company.

Transaction and Monitoring Fee Agreement

Pursuant to our transaction and monitoring fee agreement (the “TMF Agreement”) with Blackstone, Blackstone had provided us with certain monitoring, advisory and consulting services.  For these services, we were paying an annual monitoring fee of $5 million. In the first quarter of 2011, the TMF Agreement was terminated in return for the Company’s commitment to pay Blackstone a total of approximately $10 million under a quarterly payment schedule commensurate with the payment schedule under the TMF Agreement.  In January of 2013, we paid Blackstone approximately $0.8 million in connection with this agreement, which was included in our 2013 proxy statement disclosure, and we have no continuing payment obligations thereunder.

Related Persons Transactions

We have a written policy that requires the Audit Committee to approve or ratify certain transactions involving the Company in which any director, director nominee, executive officer, 5% beneficial stockholder or any of their immediate family members (collectively, “related persons”) has a direct or indirect material interest, as determined by the Audit Committee.  This policy covers, without limitation, financial transactions, arrangements or relationships, indebtedness and guarantees of indebtedness and transactions involving employment (with certain exceptions) and similar relationships, but excludes certain transactions deemed not to involve a material interest on the part of the related person.  The policy requires directors, director nominees and executive officers to promptly notify the General Counsel or the CFO of any transaction involving TRW and a related person so that it can be reviewed by the Audit Committee to determine whether the related person has a direct or indirect material interest.  If the Audit Committee so determines, it considers all relevant information to assess whether the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.  Prior to any renewal of a previously approved related person transaction the Audit Committee will again review the transaction to determine whether it should be renewed.  The termination agreement relating to the TMF Agreement and the August secondary Offering referenced above were each reviewed with the Audit Committee prior to execution.  In addition, the Audit Committee annually considers any ongoing related person arrangements.

Audit Committee Report

The Audit Committee of our Board consists of four directors.  All four individuals are independent for purposes of NYSE listing requirements and the SEC’s rules promulgated under the Sarbanes-Oxley Act of 2002.  The written charter under which the Audit Committee operates was originally adopted in 2004 and has been re-evaluated annually since its adoption.  The charter as amended to date is posted on TRW’s Internet site (www.trw.com) under Investor Relations/Corporate Governance.

Management has primary responsibility for the financial statements of TRW Automotive Holdings Corp. (the “Company” or “TRW”), including the audited consolidated financial statements of TRW for the year ended December 31, 2013, which we refer to herein as our audited financial statements, and TRW’s financial reporting process, including maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting.  TRW’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and expressing an opinion on the effectiveness of TRW’s internal control over financial reporting.  As provided in the Audit Committee’s charter, the Audit Committee oversees these matters.

The Audit Committee has prepared the following report on its activities:

•      The Audit Committee has reviewed and discussed the annual audited financial statements and EY’s opinion thereon with management and EY in advance of the public release of operating results and filing of annual reports with the SEC, including a discussion of the quality of the accounting principles and the reasonableness of significant judgments;

•      The Audit Committee has reviewed and discussed the effectiveness of TRW’s internal control over financial reporting, management’s assessment thereof, and EY’s report on the effectiveness of the Company’s internal control over financial reporting with management, EY and the internal auditor;

•      The Audit Committee has discussed with EY the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 16, Communication with Audit Committees, the rules of the SEC, and other applicable regulations which include, among other items, matters related to the conduct of the audit of our financial statements;

•      The Audit Committee has received from EY the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from management and TRW;

•      The Audit Committee also considered whether non-audit services provided by EY during 2013 were compatible with maintaining its independence and concluded that such non-audit services did not affect its independence; and

•      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in TRW’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

AUDIT COMMITTEE:

J. Michael Losh (Chair)
James F. Albaugh
Francois J. Castaing
Michael R. Gambrell

Independent Registered Public Accounting Firm Fees

(Dollars in Millions)	Fiscal Year 2013	Fiscal Year 2012
Audit Fees	$9.094	$8.404
Audit-Related Fees	.483	.963
Tax Fees	3.079	2.307
All Other Fees	—	—
Total	$12.656	$11.674
Percent of total that were audit or audit related	76%	80%

Audit Fees.  Audit fees are related to EY’s audit of our annual financial statements, timely interim reviews of the financial statements included in quarterly reports on Form 10-Q, statutory audits, assistance with registration statements and issuance of comfort letters and consents.

Audit-Related Fees.  Audit-related services consisted primarily of audits of employee benefit plans, as well as agreed-upon procedures required to comply with financial accounting or regulatory reporting matters and certain diligence services.

Tax Fees.  Tax fees primarily represent fees for tax planning services and tax-related compliance provided to TRW and its subsidiaries by EY.

All Other Fees.  These represent fees for all other services provided to TRW and its subsidiaries by EY, the majority of which related to training and research.

The Audit Committee has considered the nature of the above-listed services provided by EY and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with EY and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the SEC’s auditor independence requirements.

We have implemented procedures to ensure full compliance with the provisions of the Sarbanes-Oxley Act of 2002, including restrictions on the services which may be provided by EY. The Audit Committee believes that these restrictions have had no significant effect on the nature and scope of services provided by EY nor on our ability to procure accounting, tax or other professional services as required.

Pre-Approval Policy

The Audit Committee has also adopted procedures for pre-approving all audit and non-audit services provided by EY. These procedures include reviewing all requested audit and permitted non-audit services and a budget for such services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and otherwise anticipated at the time the budget is submitted. Further Audit Committee approval is required to exceed the budget amount for a particular category of all audit and non-audit services by more than $50,000 (“Cost Over-Runs”) and to engage the independent auditor for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality.  For any service that has been pre-approved by the Audit Committee, management has the authority to reimburse reasonable out-of-pocket expenses incurred by EY in connection therewith.  These reimbursed expense amounts do not count toward the pre-approved cost levels or budgeted amounts and are not considered a Cost Over-Run.  The Audit Committee may delegate pre-approval authority to one or more of its members. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

Executive Officers

The name, age and position as of March 14, 2014 and a description of the business experience of each of our executive officers is listed below; although he retired effective February 28, 2014, we have included Steven Lunn in this list since he is a named executive officer in this proxy statement. There is no family relationship among the executive officers or between any executive officer and a director. Our executive officers are elected by the Board and hold office until their successors are elected and qualified or until their earlier resignation or removal.

Name	Age	Position
John C. Plant	60	Chairman of the Board, President and Chief Executive Officer
Joseph S. Cantie	50	Executive Vice President and Chief Financial Officer
Peter J. Lake	58	Executive Vice President, Sales and Business Development
Steven Lunn	65	Former Executive Vice President and Chief Operating Officer (retired effective February 28, 2014)
Neil E. Marchuk	56	Executive Vice President, Human Resources
G. Patrick Olney	45	Executive Vice President and Chief Operating Officer
Robin A. Walker-Lee	59	Executive Vice President, General Counsel and Secretary

John C. Plant has been our Chairman of the Board since February 2011 and our President and Chief Executive Officer as well as a member of our board of directors since February 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 — 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems.  Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.  He currently serves on the board of directors of Masco Corporation.

Joseph S. Cantie has been the Executive Vice President and Chief Financial Officer of the Company and TRW Automotive Inc. since April 2004. From February 2003 to April 2004, Mr. Cantie was the Vice President and Chief Financial Officer of TRW Automotive Inc.  Prior to that time he served as Vice President, Finance for TRW Inc.’s automotive business since November 2001. Mr. Cantie served as Vice President, Investor Relations for TRW Inc. from October 1999 to November 2001. From November 1996 to September 1999, Mr. Cantie served in several executive positions with Lucas Varity plc, including serving as Vice President and Controller from July 1998 to September 1999. Prior to joining Lucas Varity, Mr. Cantie, a certified public accountant, spent ten years with the international accounting firm of KPMG.

Peter J. Lake has been the Executive Vice President, Sales and Business Development of the Company and TRW Automotive Inc. since April 2004.  From February 2003 to April 2004, Mr. Lake was the Vice President, Sales and Business Development of TRW Automotive Inc.  Prior to that time he served as Vice President, Sales and Business Development for TRW Inc.’s automotive business since February 2002. From October 2001 to February 2002, Mr. Lake held the position of Vice President, Planning and Business Development and also Vice President and General Manager, Parts and Services for TRW Inc.’s automotive business. From October 2000 to November 2001, he held the same position for TRW Inc. Chassis Systems. From October 1999 to October 2000, Mr. Lake served as Vice President, Planning and Business Development for TRW Inc. Chassis Systems. From 1996 to October 1999, Mr. Lake served in various executive positions with Lucas Varity.

Steven Lunn was the Executive Vice President and Chief Operating Officer of the Company from November 2003 through his retirement in February 2014, and the Executive Vice President and Chief Operating Officer of TRW Automotive Inc. from February 2003 through February 2014. Prior to that, Mr. Lunn had been Executive Vice President, Automotive Operations of TRW Inc. since 2001 and had served prior to that as Senior Vice President, Operations, of TRW Inc. Chassis Systems since May 1999. Mr. Lunn was Deputy President and Chief Operating Officer of Lucas Varity Automotive from August 1998 until April 1999. Prior to this position, he was Managing Director for Lucas Varity’s Light Vehicle Braking Systems Division.

Neil E. Marchuk has been our Executive Vice President, Human Resources since July 2006 and was our Vice President, Human Resources from September 2004 to July 2006. Prior to joining TRW, from December 2001 to August 2004, Mr. Marchuk was Director Corporate Human Resources for E.I. Du Pont De Nemours and Company (“E.I. Du Pont”), a company involved in science and technology in a range of disciplines, including high-performance materials, synthetic fibers, electronics, specialty chemicals, agriculture and biotechnology.  From September 1999 to November 2001, Mr. Marchuk was Director Global HR Delivery for E.I. Du Pont. From February 1999 to August 1999, Mr. Marchuk served E.I. Du Pont as its Global HR Director Global Services Division.

G. Patrick Olney has been the Executive Vice President and Chief Operating Officer of the Company since January 1, 2014.  Prior to joining TRW, Mr. Olney was the President of Volvo Construction Equipment (“Volvo”), a $10 billion business unit of the Volvo Group that develops, manufactures and markets equipment for construction and related industries including wheel loaders, hydraulic wheeled and crawler excavators, articulated haulers, road machinery and a wide range of compact equipment, since 2011.   He also served as a member of Volvo’s Group Executive Team since 2011.  In his previous roles, Mr. Olney was Executive Vice President, Operations, of Volvo Construction Equipment from 2009 to 2011, President of the Road Machinery Division from 2007 to 2008, President of the Volvo Motor Grader business from 2004 to 2007, and was Chief Financial Officer of Volvo Construction Equipment from 2002 to 2004.  He joined Volvo Construction Equipment in 1997 when Volvo Construction Equipment acquired Champion Motor Grader of Goderich, Ontario, Canada.

Robin A. Walker-Lee has been our Executive Vice President, General Counsel and Secretary since February 2010. Prior to joining TRW, from October 2009 to January 2010, Ms. Walker-Lee was Assistant General Counsel, Operations for General Motors Company (together with its predecessor General Motors Corporation, “GM”), an automobile manufacturer.  From 1998 to October 2009, Ms. Walker-Lee was General Counsel for GM — Latin America, Africa and Middle East and from 2003 to October 2009 also served as its Vice President of Public Policy.  From August 2008 to July 2009 Ms. Walker-Lee also was on special assignment to the General Counsel of GM.

Compensation Committee Report

The Compensation Committee of our Board (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the Proxy Statement and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Annual Report on Form 10-K.

COMPENSATION COMMITTEE:

Francois J. Castaing (Chair)
J. Michael Losh
David S. Taylor

Compensation Discussion and Analysis

Executive Summary

We believe that our executive compensation program is effective in implementing our compensation philosophy and promoting its goals.  We further believe it is instrumental not only in helping us attract and retain a highly experienced and focused team to manage the Company, but also in driving performance by our executives, which in turn drives Company performance and shareholder value.  These views are based on the following:

•                  Performance.  In 2013 the Company achieved a new record level of sales and increased operating income, continued its trend of cash flow generation, and demonstrated its commitment to enhancing shareholder value by increasing its share repurchase program to $2 billion, while continuing to execute its significant expansion for future growth and navigating the industry’s challenges, particularly in Europe, its largest market.  The Company returned approximately $520 million to stockholders in 2013 through share repurchases.  Further information regarding the Company’s performance is set forth in our 2013 annual report, which is part of the proxy materials.

•                  Alignment with Operating Performance.  Annual cash incentive payments measure performance against two separate financial metrics which are described below, EBITDAP and cash flow (together representing half of the 2013 award), as well as additional factors deemed relevant by the Committee (representing the other half).  These payments, which reflect the Company’s strong performance in 2013, are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

•                  2014 Change:  For fiscal year 2014 the weightings of each of the performance metrics relevant to the annual cash incentive payments were changed to increase the proportion based upon EBITDAP and cash flow (to 40% each) and reduce the amount based on the additional factors (to 20%), which is intended to increase objectivity in the assessment of the Company’s performance for purposes of annual cash incentive payments.

•                  Alignment with Stockholder Interests.  Both the executives’ long-term incentive compensation and our stock ownership guidelines, which establish eligibility for equity awards, help align executive and stockholder interests.  The target value of each component of 2013 long-term incentive compensation was generally set so that approximately 50% would be in the form of stock-settled stock appreciation rights (“SSARs”), and 50% would be in the form of restricted stock units (“RSUs”).  Each component utilizes a three-year vesting cycle to promote a long-term focus.

•                  The SSARs reward a holder only if the fair market value of TRW’s common stock increases above the grant date fair market value.

•                  The RSUs retain value in accordance with TRW’s stock price.

The grant date fair value of these awards is identified in the “Option Awards” column (for SSARs) and the “Stock Awards” column (for RSUs) of the Summary Compensation Table.  Further detail is provided in the Grants of Plan-Based Awards table below and the narrative that follows that table.

•                  2014 Change:  For fiscal year 2014 the target value of each component of long-term incentive compensation was set so that approximately 40% would be in the form of SSARs, 40% would be in the form of time vested RSUs and 20% would be in the form of performance share units.  The number of performance share units earned will be based on TRW’s achievement of total shareholder return relative to the Russell 3000 Auto Parts Group over a three-year performance period, which is designed to further enhance alignment of the executives’ long-term incentive compensation with stockholder interests.

While our executive compensation program has remained substantially the same over time, certain aspects of the executives’ 2013 compensation are worth noting:

•                  Beginning with the awards in 2013, the Committee incorporated a double trigger standard into equity awards, including both SSARs and RSUs, which requires that a qualifying termination of employment occur in addition to a Change in Control in order for accelerated vesting to apply.  The Committee believes that that change represents best practices and is in the best interests of our stockholders.

•                  After benchmarking the handling of equity awards in a retirement scenario, the Committee also adjusted the equity awards beginning in 2013 to allow for continued vesting over the three-year vesting term of each award after a qualifying retirement event.

•                  The Committee also made minor adjustments to the peer group against which the executive officers’ compensation was reviewed.  These changes were made because not all of the same companies included in the peer group in the previous year had again participated in the TowersWatson U.S. Executive Compensation Data Bank that was utilized in connection with 2013 compensation.  As a result, due to lack of updated data, certain companies were removed from the peer group and others were added in an attempt to maintain an appropriate breadth of companies against which to review our executive officers’ compensation.    Further detail on the peer group used for 2013 compensation is provided under “—Surveys, Consultants and Benchmarking” below.

Further information concerning each element of executive compensation and the compensation earned by each named executive officer for 2013 is set forth below.

Oversight of the Executive Compensation Program

The Committee administers our executive compensation program.  The members of the Committee are Francois J. Castaing, J. Michael Losh and David S. Taylor, each of whom is independent.  As described under “Committees of the Board of Directors” above, the Committee has responsibility for establishing overall compensation philosophy, setting compensation for the CEO and approving compensation for the other executive officers, including the CFO, upon the recommendation of the CEO.

The Committee determines the CEO’s compensation levels with respect to base salary, SSARs, RSUs and any other incentive payments or awards based on the Committee’s assessment of his performance and in light of market data for comparable positions within the comparator group.  The CEO presents to the Committee his recommendation for compensation levels for each other executive officer with respect to base salary, SSARs, RSUs and any other incentive payments or awards, based on his evaluation of such executive’s performance and in light of market data for comparable positions as described below.  Following this presentation and review of the market data, the Committee makes its own assessments and determines the compensation components and amounts for each executive officer.  The members of the Committee also have the opportunity to meet with each of the executive officers at various times during the year, which allows the Committee to complement the CEO’s assessment with its own observations of each individual’s performance and contribution to the Company.

Surveys, Consultants and Benchmarking

In 2013 we benchmarked the compensation of our executive officers against the group of automotive, industrial and manufacturing companies that participated in the Towers Watson U.S. Executive Compensation Data Bank (referred to herein as our “Peer Group”).  For 2013, these companies ranged in revenue size from approximately one-third to four times TRW’s annual revenues and had median revenue of $17.3 billion and average revenue of $22.7 billion.  The Peer Group contains minor adjustments from the group used for 2012 compensation, because not all of the same companies included in the Peer Group in the previous year had again participated in the TowersWatson U.S. Executive Compensation Data Bank that was utilized in connection with 2013 compensation.  As a result, due to lack of updated data, certain companies were removed from the Peer Group and others were added in an attempt to maintain an appropriate breadth of companies against which to review our executive officers’ compensation.  It is anticipated that similar changes to the Peer Group will be made from year to year based on participation in the Data Bank, and the Committee’s ongoing effort to maintain an appropriate number of companies in the Peer Group.  The companies in our Peer Group for 2013 were as follows:

•     3M Company

•     BorgWarner Inc.

•     Caterpillar Inc.

•     Cummins Inc.

•     Dana Holding Corporation

•     Danaher Corporation

•     Eaton Corporation plc

•     Emerson Electric Co.

•     General Dynamics Corporation

•     Goodrich Corporation

•     Honeywell International Inc.

•     Illinois Tool Works Inc.

•     Ingersoll-Rand plc

•     Johnson Controls, Inc.

•     L-3 Communications Holdings, Inc.

•     Lear Corporation

•     Masco Corporation

•     Navistar International Corporation

•     Northrop Grumman Corporation

•     Parker-Hannifin Corporation

•     PPG Industries, Inc.

•     Raytheon Company

•     Rockwell Automation, Inc.

•     Textron Inc.

•     The Dow Chemical Company

•     United Technologies Corporation

•     Visteon Corporation

•     Whirlpool Corporation

The survey data is used to establish competitive levels for each executive officer’s total direct compensation (base salary, annual cash incentive compensation and long-term incentive compensation).  Each executive officer’s compensation is targeted relative to survey compensation levels from the 50th through 75th percentiles, taking into account the executive’s experience, performance and value to TRW.  The Committee uses these levels as reference points rather than target ranges, resulting in one of our executive officers, who is not the CEO or CFO, being notably above this range, in part due to difficulties in identifying appropriate comparable matches in the market data due to the nature and breadth of his position.

For 2013, TRW’s management engaged PayGovernance LLC as its compensation consultant to provide the data described above and to help benchmark the vesting provisions of its equity awards and develop an approach to continued vesting after retirement as well as a double trigger approach to vesting in the context of a change in control.  PayGovernance did not provide any non-executive compensation consulting services to us in 2013 or have any other conflicts of interest.  No other compensation consultant had any role in establishing the amount or form of 2013 compensation of TRW’s executive officers.

Executive Compensation Philosophy and Principles

Our executive compensation program is designed to attract first-class executive talent; retain key leaders; reward past performance; and motivate the executive officers to improve our financial position, to be personally accountable for TRW’s performance and to make decisions about our business that will increase long-term stockholder value.  It is also intended to align the long-term interests of our executive officers with those of our stockholders.  We use a variety of compensation elements for both our executive officers and the broader leadership team to help create an environment that focuses executives on working collaboratively to deliver business results and increase stockholder value.

Many facets of our compensation program for executive officers, including matters such as annual cash incentive targets, certain pension plan arrangements and the termination and severance provisions described below, are covered by employment agreements, the forms of which were originally negotiated in 2003 between Blackstone and our executive officers at the time.  The term of certain of these agreements has been extended and the same basic agreement has been provided to executive officers who joined TRW after the Blackstone purchase to the effect that the employment agreement with each of our executive officers follows the same basic parameters.

The following principles reflect our compensation philosophy:

1.              Compensation levels will be market competitive and will recognize skill, knowledge and experience.

The Committee reviews the compensation data described above to ensure that our executive compensation program is competitive.  Its analysis is not limited to companies in the automotive industry because our competition for qualified executives is not so limited and, for some executive positions, skills or experience from a varied set of backgrounds may be desirable.  This data is used to ensure that, for each executive position, the Committee’s actions on the various elements of executive compensation are appropriate, reasonable and consistent with our philosophy, considering the skill, knowledge and experience of our executives and the various markets in which we compete for executive talent.

2.              Incentive compensation will reward short- and long-term business performance and align executive interests with stockholder interests.

Short-term performance is measured by financial metrics that are set by the Committee annually.  The Committee rewards achievement of these objectives through the annual cash incentive (bonus) program.  Although this program is short-term in nature, the goals set each year are designed, over the long run, to enhance stockholder value and ensure TRW’s long-term viability and success.

Long-term performance is generally rewarded through equity awards that are granted each year under our stock incentive plan.  The awards under the stock incentive plan generally consist of RSUs and SSARs and, beginning in 2014, performance stock units.  These awards directly tie the executives’ long-term income growth potential to the value of, and growth in, our stock price thereby aligning executives’ interests with that of our stockholders.

3.              Compensation at risk will rise with position level.

The Committee believes that the proportion of an executive officer’s total compensation that varies with performance (either our financial performance or the value of our stock) should increase as the scope and level of the individual’s responsibilities increase.  The target percentages of base pay set for each executive’s annual incentive (bonus) payment support this philosophy.  The target set for our CEO is 200% of base pay, the Chief Operating Officer (the “COO”) 130% (which has been reduced to 120% for our newly-hired COO; our COO in 2013 retired effective February 28, 2014) and the other named executive officers 90%.

For fiscal 2013, approximately 88%, 85% and 81%, respectively, of the total direct compensation (the sum of base salary, annual cash incentive payment and the grant date fair value of SSARs and RSUs) of the CEO, CFO and COO was at risk in terms of either our financial performance or the value of our stock.  For the other named executive officers 77% to 78% was at risk.

4.              There will be balance in our compensation mix.

To encourage appropriate decision-making and facilitate the alignment of the interests of our executives with the interests of TRW and its stockholders, we provide a mix of fixed and at risk compensation.  The Committee believes that the allocation of at risk compensation between annual cash incentive payments and long-term incentives which consisted of, for 2013, RSUs and SSARs, was reasonable for the Company given our business objectives and was comparable to that used by our Peer Group.

Although the Committee believes that a considerable amount of executive compensation should be linked to the delivery of stockholder value, the Committee also recognizes that, while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular, may significantly affect stock prices at any point in time.  Accordingly, the cash components of base salary and the annual cash incentive plan opportunity emphasize each executive’s contribution to TRW as well as current corporate performance and the realization of specific annual financial objectives that are independent of fluctuations in the stock price.

Each executive officer receives a competitive amount of fixed cash compensation (salary) annually with the opportunity to increase that amount based on the extent to which we attain our specific objectives (such as EBITDAP and cash flow).  That cash compensation is complemented by an opportunity to earn a substantial amount of additional compensation through awards of RSUs and SSARs, each of which can increase in value based upon increases in our share price.

Consideration of Results of Stockholder Advisory Vote on Executive Compensation

We provide our stockholders annually with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay” proposal), with the most recent such vote having been held at the Company’s annual meeting of stockholders in May 2013.  At that meeting, 93% of the votes cast on the say-on-pay proposal were voted in favor of the proposal.  The Committee believes this affirms stockholders’ support of our approach to executive compensation and, therefore, the Committee has continued to utilize the same policies and to apply the same principles in its decision making and did not make any fundamental changes to the structure of our compensation plans, other than, for 2013, to modify the vesting provisions of the equity awards and make minor adjustments to our Peer Group, and, for 2014, to revert the weightings of the performance metrics of the annual cash incentive plan to 40/40/20 and to commence using performance share units for a portion of the executives’ long-term incentive compensation, as described above under “—Executive Summary.”  Although they are advisory in nature, the Committee will continue to consider the outcome of our annual say-on-pay votes when making future compensation decisions for the named executive officers.

Elements and Execution of the Executive Compensation Program for 2013

The primary elements of our 2013 executive compensation program were:

•                  base salary;

•                  an annual cash incentive opportunity;

•                  equity awards in the form of SSARs and RSUs;

•                  retirement and other post-termination benefits; and

•                  other miscellaneous benefits.

Base Salary

At the beginning of each year the Committee reviews and determines, in its discretion, the amount of any increase in the base salaries of the Company’s executive officers after receiving management-provided market data and evaluating individual performance.  The executive officers’ employment agreements provide that their salary at any point cannot be decreased.

In 2013 the base salary increase for our named executive officers ranged from 2.5% to 6.4% with the average for the group being 3.5%.  The Committee determined these increases were appropriate given the executive officers’ salaries compared to market (including an increases of 6.4% for a named executive whose base salary was below the market median), and TRW’s continued strong performance in light of the industry’s challenges in 2013 in Europe, our largest market.

Annual salaries of TRW’s named executive officers during fiscal 2013 are shown in the Summary Compensation Table on page 35.

Annual Cash Incentive (Bonus) Program

The annual cash incentive program provides executives with the opportunity to earn annual cash payments based upon our achievement of specific objectives set for each fiscal year.

The target payout is set at a fixed percentage of base salary which is specified in each executive officer’s employment agreement.  The Committee believes that, in years when our performance is better than the objectives established, executive officers should be paid more than target and, when performance does not meet such objectives, the payout should be less than target.  However, regardless of the extent to which we exceed the established goals, the annual cash incentive compensation is generally capped at 150% of an executive’s target award.  Accordingly, the payout range as a percentage of base salary for each named executive officer for fiscal 2013 was as follows:

Position	Target	Payout Range

Chief Executive Officer	200%	0 – 300%
Chief Operating Officer	130%	0 – 195%
Other Named Executive Officers	90%	0 – 135%

In most years the Committee will award all executive officers the same bonus percentage.  However, once the incentive percentage is determined as described above, the Committee may, based upon circumstances which would be identified, increase or decrease the cash incentive compensation paid to a particular executive officer based upon the Committee’s assessment of that individual’s performance and contributions toward the achievement of TRW’s goals.

To calculate the executive officers’ cash incentive payments, each executive’s target award, expressed in dollar terms, is multiplied by the bonus percentage, which measures the extent to which we achieved the goals set and is calculated as described in the following paragraphs.  For 2013, as in past years, there were three components to the goals set under the program, each of which represented a portion of the bonus percentage: a defined EBITDAP target, a defined cash flow target and additional factors determined to be relevant by the Committee, which may include industry-specific and general economic conditions as well as strategic factors (“Additional Factors”).  As in the prior year, the weighting of each of the EBITDAP and cash flow factors was 25% and the weighting of the Additional Factors was 50%.  In 2014, the Committee reverted to the pre-2009 weightings of these factors, so that, going forward, the weighting of each of the EBITDAP and cash flow factors will be 40% and the weighting of the Additional Factors will be 20%.  This change is intended to result in increased objectivity in the assessment of the Company’s performance for purposes of annual cash incentive payments.

While the Committee may exercise judgment over all three components, the first two are primarily formulaic.  Attaining 100% of the stated objective will result in a payment of the target amount.  An overachievement of the objective delivers an increase in the payment, subject to the cap of 150% of the target payment, and attaining less than 100% of the stated objective delivers a percentage decrease in the target payment.  The Committee may make adjustments to EBITDAP or cash flow objectives to reflect unusual or other factors, such as unbudgeted acquisitions or disposals.

The definitions of EBITDAP and cash flow are as follows:

•                  EBITDAP is earnings before interest, taxes, depreciation and amortization, defined benefit pension and post-retirement benefits other than pensions (“OPEB”) expense, certain non-cash charges, one-time transaction related costs and unbudgeted expenses related to major recalls.

•                  Cash Flow is EBITDAP (as defined above) minus capital expenditures plus or minus change in net working capital and plus or minus a capital charge on working capital levels in excess of, or below, budgeted levels.

For the purpose of such calculations, annual cash incentive payments are accrued at targeted levels.

The final component, Additional Factors, is discretionary by its nature and allows the Committee to consider such items as TRW’s performance versus general industry conditions and managements’ achievement of specific strategic factors.  Examples include the integration of an acquisition, execution of a desired shift in customer mix, the launch of a new product line, new business awards, advancement of strategic customer and supplier relationships, acquisition and disposal activity, or management of benefit plans, the Company’s capital structure and taxes, among others.

The financial targets for the 2013 fiscal year were set at the beginning of 2013 when the Board had reviewed the 2013 annual operating plan.  Financial target bands (rather than a set target amount) were established for the EBITDAP and cash flow components.  Achievement within the band would result in that component yielding 25% toward the overall bonus percentage.  The target EBITDAP band was set at $1,305 million to $1,380 million.  For achievement of $1,587 million or more of EBITDAP, the cap would apply to limit the component’s score to 37.5%.  EBITDAP of $1,044 million was required for the minimum score of 10% for this component.  No annual incentive compensation would be earned for this component if EBITDAP was lower than this minimum.  The target cash flow band was set at $505 million to $580 million.  For achievement of cash flow of $667 million or better, the cap would apply to limit the component’s score to 37.5%.  Cash flow of $404 million was required for the minimum score of 10% for this component.  No annual incentive compensation would be earned for this component if cash flow was lower than this minimum.

In 2013 we achieved EBITDAP and cash flow in excess of the high end of the applicable target bands, generating a score for each that was limited to 37.5% due to the 150% cap.  In making its assessment of the Additional Factors component, the Committee considered a number of accomplishments, including:  (i) our financial metrics exceeded both the prior year’s performance in absolute terms as well as the targets in our operating plan; (ii) our continuing focus on cost management, resulting in profit margins even with the prior year despite investments for future growth and industry challenges; (iii) our stock price had increased significantly in 2013 following a significant increase in 2012; (iv) our achievement of a strong level of new business awards to support our future growth, including a number of strategically important awards in China; (v) our identification and hiring of a new COO, to address a potential succession issue; (vi) successful management of our capital structure which included two equity offerings to facilitate the divestiture of Blackstone’s remaining ownership interest, the issuance of $800 million in principal amount of notes at favorable interest rates and active share repurchases under our upsized $2 billion share repurchase program; and (vii) additional actions by management to continue to position TRW for the future, including those designed to address our legacy pension liabilities.  As a result of the foregoing, the Committee awarded a performance score of 75% for the Additional Factors, resulting in an overall bonus percentage and payment of 150% of the target annual cash incentive award to each executive officer.

The Committee believes that the fiscal 2013 cash incentive payments are consistent with our strategy of rewarding our executive officers for the achievement of important, challenging business goals and resulted in reasonable performance-related bonus payments to the executive officers.

Annual cash incentive payments earned by the named executive officers for fiscal 2013 are shown in the Summary Compensation Table on page 35.

SSARs and RSUs

Both SSARs and RSUs were awarded to executives under our stock incentive plan in 2013.  As indicated above, the target value of each component of 2013 long-term incentive compensation was generally set so that approximately 50% was in the form of SSARs and 50% was in the form of RSUs.  SSARs, which were awarded with a cap on their maximum value, were granted to our executive officers rather than options in order to mitigate the associated cost to the Company caused by the volatility in TRW’s stock price in recent years and to temper the potential upside gain and associated risk.  Annual equity awards are targeted to be made within one week after we file our Annual Report on Form 10-K.  We believe this practice allows the market to absorb material information (such as fourth quarter and annual financial results) before equity awards are priced and we intend to continue with this practice.

The Committee granted a specific number of SSARs and RSUs to each executive officer and determined the aggregate amount of SSARs/options and RSUs to be granted to non-executive employees.  In 2013, the Committee delegated to the CEO the authority to determine prior to the grant date (which was the same as for executive officers) the non-executive employees who would receive such grants and the portion of the aggregate amount granted to each such employee.  To the extent this total was not exceeded, the Committee authorized the CEO to grant additional options and RSUs in the future to new hires or other employees, excluding executive officers.  However, the CEO made no grants under this delegation in 2013.

The Committee believes using RSUs in combination with SSARs provides an appropriate balance between risk and potential reward.  Like a stock option, a SSAR rewards a holder only if the market value of the common stock increases above the grant date fair value (the exercise price, in the case of stock options).  SSARs link a significant portion of the executive officers’ compensation to the interests of our stockholders by providing an incentive to take actions that increase the value of our common stock over the long term.  However, like options, SSARs could create an incentive for executives to engage in risky behavior to drive up the stock price in order to maximize exercise proceeds.  The SSARs granted in 2013 have a cap on their maximum value which provides protection against encouraging excessively risky behavior.  In addition, RSUs retain value in accordance with the price of the common stock, thereby providing value that should temper any desire of management to engage in inappropriately risky behavior.  The combination of these equity grants, together with their terms, thus serves as a more effective and risk sensitive incentive for our management team.

Only executive officers and other senior managers (who are generally classified at the director level or higher) who have met our stock ownership guidelines are eligible for equity awards.  This further aligns the interests of management with those of our stockholders.  These individuals generally have a three to five year period (depending on their level) over which to meet the guidelines.  Unexercised stock options or SSARs and unvested RSUs do not count toward satisfying the requirements.  For 2013, the stock ownership requirements of the named executive officers were as follows:

Position	Target # of Shares

Chief Executive Officer	120,000
Chief Operating Officer	55,000
Other Named Executive Officers	25,000

Each of the named executive officers (other than Mr. Lunn, who has retired) exceeds these suggested guidelines.  See the section entitled “Security Ownership of Certain Beneficial Owners and Management” above.

In deciding on the 2013 long-term incentive compensation of the executive officers, in the form of awards of SSARs and RSUs, the Committee considered the market data provided by management’s compensation consultant, which had been updated to January 1, 2013, to establish the target value for each executive based on such executive’s position, and then evaluated each executive’s recent performance, overall contribution and value to TRW, including the individual’s importance to achieving our strategic objectives, and the need to retain the executive to provide long-term value to TRW.  The Committee did not judge performance, contribution or value to TRW based on a formal rating scale but rather holistically through discussion with the CEO on each executive as well as through the Committee members’ own observations in interactions with the executive officers.  While generally both SSARs and RSUs are awarded annually to each executive officer, in 2013 Mr. Lunn’s entire equity grant was in the form of RSUs.  Given preliminary discussions with Mr. Lunn regarding his possible retirement within the next year, it was decided that a grant consisting entirely of RSUs would be more appropriate for his equity award.

SSARs and RSUs granted to the named executive officers during fiscal 2013 are shown in the Grants of Plan-Based Awards table on page 37.

Defined Benefit Pension Plans and Defined Contribution Arrangements

Defined Benefit Pension Plans

Although future benefit accruals under the following defined benefit pension plans were frozen prior to 2013, the CFO and Executive Vice President, Human Resources, have accrued benefits under (i) the TRW Automotive Salaried Pension Plan, a tax-qualified defined benefit pension plan, on the same terms as other U.S. salaried employees, and (ii) the TRW Automotive Inc. Supplemental Retirement Income Plan (the “SRIP”), an unfunded supplemental defined benefit pension plan for U.S. based executive officers to compensate them for the limitations imposed by the Internal Revenue Code of 1986, as amended (the “IRC”) on their pension benefit and provide retirement benefit levels comparable to those provided to other employees.

In addition, the CEO, COO and Executive Vice President, Sales and Business Development also participated in the TRW Pension Scheme on the same basis as similarly situated employees in the United Kingdom.  Prior to 2013, the COO transferred his benefits out of the TRW Pension Scheme and the other two executives elected to retire under the terms of the TRW Pension Scheme and commenced receiving benefits thereunder.  Payments received from the TRW Pension Scheme in 2013 by each such executive are reflected in the Pension Benefits table on page 40.

The Company established the John C. Plant 2009 Supplemental Retirement Plan, effective as of January 1, 2009 (the “2009 SERP”) to provide the CEO with pension benefits for his service from January 1, 2009 forward, and in November 2012, the Board authorized an amendment of the 2009 SERP to change the benefit formula applicable for service after December 31, 2010.  The CEO’s original supplemental retirement plan (the “Original SERP”) was intended to provide the CEO with a benefit in an amount equal to what he otherwise would have received had he participated in the pension plan for salaried employees in the United States (as such plan existed on the date of his employment agreement) and been credited with his years of service under the TRW Pension Scheme.  Benefits otherwise payable under the Original SERP were to be offset by payments the CEO would receive under the TRW Pension Scheme except for any postretirement cost-of-living adjustments.  Accordingly, certain of the terms were modified from what otherwise would have been provided for in the U.S. plan to allow for this coordination. The 2009 SERP provides the CEO with essentially the same terms as the Original SERP although under the 2009 SERP the interest rate used in the determination of lump sum distributions was fixed at the 30 Year U.S. Treasury Rate as of November 30, 2008, of 4.0%.  The effect of this provision had no impact in 2013.  Further, accruals under the 2009 SERP were (i) reduced by the annual life annuity determined as of December 31, 2010, which was paid in a lump sum to the CEO from a secular trust, (ii) reduced by accruals under the TRW Pension Scheme after December 31, 2008, and (iii) increased to reflect an additional retention incentive credit of $3.7 million, which was subject to a four year cliff vesting provision that ended December 31, 2012.  Under the terms of the 2009 SERP, the CEO became fully vested in his regular benefits on December 31, 2010.  As a result, his regular accrued benefits through such date (but not his retention incentive credit) were paid to him with any subsequent accruals to be paid following his termination of employment.  Upon retirement under the 2009 SERP, the annual life annuity determined as of December 31, 2010 under the benefit formula will be subtracted from the annual life annuity determined under the benefit formula as of his actual retirement date, with the resulting annuity benefit converted into an actuarially equivalent lump sum to be paid to our CEO (subject to certain other adjustments described in the 2009 SERP).

The actuarial present value of the accumulated pension benefits of each of the named executive officers as of December 31, 2013, as well as other information about our pension plans, is reflected in the Pension Benefits table and related narrative discussion beginning on page 40.

Defined Contribution Arrangements

Certain of our named executive officers participate in the following nonqualified defined contribution arrangements:

•                  The Company has agreed to make contributions in an amount equal to £200,000 per annum to an employer-financed retirement benefit plan for the benefit of the COO.  The contribution for 2013 was deferred until January 2014.  The U.S. dollar value of the contribution made in January 2014 for 2013 was $331,686, which is included in the “All Other Compensation” column of the Summary Compensation Table on page 35 but not in the Nonqualified Deferred Compensation table below which reflects only contributions made during 2013.

•                  Our CFO and our Executive Vice President, Human Resources, participate in a nonqualified defined contribution arrangement pursuant to which notional contributions in an amount equal to 15% of the sum of each such executive’s annual base pay and annual cash incentive (bonus) award are credited to TRW’s Benefit Equalization Plan, which is unfunded.  The contributions made in 2013, totaling $215,691 for our CFO and $158,754 for our Executive Vice President, Human Resources, are included in the “All Other Compensation” column of the Summary Compensation Table on page 35 and in the Nonqualified Deferred Compensation table on page 42.

Retiree CEO Medical Plan

The CEO participates in the TRW Executive Postretirement Medical Plan, which is intended to provide retiree medical benefits pursuant to his employment agreement.  Such benefits are intended to duplicate the benefits he would have received under the National Health System in the United Kingdom and the TRW retiree medical benefit plan in effect at the time he entered into his employment agreement.  These benefits are extended to the CEO and to his covered spouse for the remainder of their respective lifetimes upon the CEO’s termination of employment for any reason, other than by the Company for Cause (as defined below under “Compensation of Executive Officers — Termination and Change in Control Provisions”).  Coverage is noncontributory and is designed to pay secondary to Medicare upon attainment of Medicare eligibility.  The obligation associated with these benefits as of December 31, 2013 determined in accordance with Accounting Standards Codification (“ASC”) 715-60, “Compensation — Retirement Benefits — Defined Benefit Plans — Other Postretirement” approximates $963,073 and has been recognized for financial reporting purposes.  The more significant assumptions used in the determination of this amount include a discount rate of 5%, an initial health care trend rate of 7.0% as of December 31, 2013 descending down to an ultimate trend of 5% in 2018 and a normal retirement age, as defined in the plans in which the CEO participates.

Severance Plans

Each executive officer’s employment agreement includes certain severance and change in control provisions.  While the Committee recognizes the potential value of these arrangements in the event of a termination or change in control, which protect the executives against the loss of their positions in certain circumstances and would allow our executives to remain focused on running the business, the Committee considers severance plans separate and distinct from ongoing compensation plans with each serving a separate and unique purpose.  As a result, no direct relationship between such arrangements and current compensation decisions is considered. The Committee continues to believe that it is in our best interests and the best interests of our stockholders to continue such protection for our executive officers.  We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

Beginning with the awards in 2013, the Committee incorporated a double trigger standard into the executives’ SSAR and RSU awards which requires that a qualifying termination of employment occur in addition to a Change in Control in order for accelerated vesting of such awards to apply, as more fully discussed below under “Compensation of Executive Officers — Termination and Change in Control Provisions.”  The Committee believes that the change represents best practices and is in the best interests of our stockholders.  The Committee also adjusted the equity awards beginning in 2013 to allow for continued vesting after a qualifying retirement event, over the three-year vesting term of each award.  In the Committee’s view, the continued vesting of equity awards following retirement, and the accelerated vesting of all or a portion of outstanding equity awards upon death, Disability, an involuntary termination without Cause, a voluntary termination for Good Reason, or a qualifying termination of employment in connection with a Change in Control (these capitalized terms are defined below under “Compensation of Executive Officers — Termination and Change in Control Provisions”) are customary and reasonable components of an equity incentive program.  The Committee believes that the equity awards granted to the executive officers have been reasonable in amount, and a substantial part of the value that would be received by them in the event of such terminations of employment would result from the increase in the price of our common stock over the years.  Such a share price increase would also benefit our stockholders, and the executive team would have contributed to that increase.

With respect to the long-term cash incentive awards granted to the named executive officers in 2011, the following accelerated vesting provisions had been deemed appropriate by the Committee and were included in the agreements governing the awards:  (a) pro rata or partial accelerated vesting and payment in the event of the executive’s death, Disability, involuntary termination without Cause, voluntary termination for Good Reason or retirement; and (b) immediate full vesting and payment in the event of a Change in Control.  The Committee has not granted any long-term cash incentive awards to the named executive officers since 2011.

The amount of the estimated payments and benefits payable to the named executive officers assuming a qualifying termination of employment (or, in certain cases, a Change in Control) as of the last business day of fiscal 2013 are shown in the Potential Payments upon Termination or CIC tables and the footnotes and narrative discussion related thereto beginning on page 43.

Perquisites and Other Personal Benefits

We maintain an executive medical plan for certain of our executive officers.  In addition, executive officers are eligible to receive reimbursement for certain financial counseling and spousal travel/meals, automobile allowances and tax gross-ups for miscellaneous perquisite income items.  The CEO and certain other executives are also eligible for club memberships.  The Committee believes that the level of perquisites is reasonable and is consistent with our philosophy to maximize the amount of “at risk” pay of our executive officers.

In addition, TRW provides to its U.S.-based employees generally, including its executive officers so situated, certain life insurance benefits and matching contributions under the TRW Automotive 401(k) Savings Plan (the “401(k) Plan”), which is a 100% match on the first 6% of income contributed.

The aggregate incremental cost to us of providing these benefits to the named executive officers during fiscal 2013 is shown in the Summary Compensation Table on page 35 and is detailed in footnote 4 to such table.

Benefit Equalization Plan

Another benefit available to our U.S.-based executive officers is the TRW Automotive Benefits Equalization Plan (“BEP”), which is a nonqualified, unfunded plan described more fully below under “Compensation of Executive Officers — Deferred Compensation Plans.”  All employees at or above the director level may participate in the BEP, which mirrors the benefits available to U.S. employees under the 401(k) Plan.  The Company match in the BEP corresponds to the matching provisions of the 401(k) Plan.

The individual notional contributions of the eligible named executive officers during fiscal 2013 to the BEP, including earnings on such contributions and the balances as of the end of the fiscal year are shown in the Nonqualified Deferred Compensation table on page 42.

Tax Implications of Executive Compensation

Section 162(m) of the IRC limits to $1 million per year the federal income tax deduction available for compensation paid for 2013 to the executive officers named in the Summary Compensation Table on page 35, other than our chief financial officer.  This limitation does not apply to qualifying “performance-based compensation” as defined in the IRC.  Although portions of our annual cash incentive (bonus) awards and long-term incentive awards are designed to be performance-based, other portions of such awards may not meet the requirements of Section 162(m) for the deductibility exception to apply.  Certain of the incentive compensation awarded to our named executive officers in 2013, including the RSUs and a portion of the annual cash incentive payment earned by our executive officers, did not qualify as performance-based compensation for the deductibility exception.  Notwithstanding the foregoing, the Committee, which is comprised solely of “outside directors” for purposes of Section 162(m), believes that the interests of our stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation plans and arrangements, even though such plans and arrangements may result in certain non-deductible compensation expenses.  Accordingly, the Committee may from time to time approve elements of compensation for certain executive officers that are not fully deductible, and reserves the right to do so in the future as it deems appropriate.

Compensation of Executive Officers

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)		All Other Compensation(4) ($)	Total ($)
John C. Plant Chairman of the Board, President and Chief Executive Officer	2013	2,014,615	4,646,455	4,416,691	6,120,000	6,645,300		623,225	24,466,286
	2012	1,974,230	4,797,674	3,825,579	5,346,000	9,652,900		607,094	26,203,477
	2011	1,898,077	5,082,740	2,320,392	5,143,500	5,479,800		620,815	20,545,324

Joseph S. Cantie Executive Vice President and Chief Financial Officer	2013	650,961	1,450,868	1,379,108	889,650	—	(3)	401,486	4,772,073
	2012	636,923	1,499,276	1,195,494	777,600	152,500		388,882	4,650,675
	2011	596,154	1,495,040	680,814	729,000	124,700		381,749	4,007,457

Steven Lunn Former Executive Vice President and Chief Operating Officer(5)	2013	923,854	2,069,708	—	1,906,568	—		376,961	5,277,091
	2012	922,755	1,439,280	1,147,677	1,604,362	300,400		40,120	5,454,594
	2011	894,788	1,495,040	686,046	1,552,082	—	(3)	363,562	4,991,518

Peter J. Lake Executive Vice President, Sales and Business Development	2013	594,866	589,857	560,694	811,350	400,800		178,005	3,135,572
	2012	585,616	629,690	502,107	712,578	870,600		160,056	3,460,647
	2011	573,461	694,055	319,806	491,625	72,000		165,206	2,316,153

Neil E. Marchuk Executive Vice President, Human Resources	2013	487,308	543,297	516,432	675,000	—	(3)	261,095	2,483,132
	2012	467,692	509,743	406,466	571,050	44,300		250,135	2,249,386
	2011	436,923	475,195	217,128	534,600	39,700		219,684	1,923,230

(1)             Represents the aggregate grant date fair value in accordance with ASC 718.  The stock awards column relates to RSUs and, for 2011, the long-term cash incentive awards, and the option awards column relates to SSARs.  For a breakdown of the grant date value for each of the 2013 stock and option awards, see the Grants of Plan-Based Awards table below.  For assumptions made in the valuation, see Notes 15, 16 and 16, respectively, to our consolidated financial statements included in our Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2013, 2012 and 2011.

(2)             All of the amounts in this column represent changes in pension value.  There were no above-market or preferential earnings on nonqualified deferred compensation for any of the named executive officers.  The 2013 and 2012 changes in pension values were primarily attributable to an additional year of interest credit calculated on the value of the accumulated benefit as of the prior year end (“Pension Interest”), and changes in the underlying assumptions including adjustments to the discount rate necessitated by changes in economic conditions (which increased the discount rate in 2013 and decreased the discount rate in 2012) and, for Mr. Plant, an additional year of service, as well as, for 2012, the amendment of the 2009 SERP as described above under “Compensation Discussion and Analysis — Defined Benefit Pension Plans and Defined Contribution Arrangements” which resulted in an increase in pension value of $1.9 million in 2012 (for further information about the underlying assumptions, see Note 9 to our consolidated financial statements included in each of our Annual Reports on Form 10-K for the fiscal years ended December 31, 2013, 2012 and 2011).  The 2013 changes in pension values for Messrs. Plant and Lake include positive impacts from currency fluctuations of $367,000 and $120,000, respectively, and the 2012 changes in pension values for Messrs. Plant, Lunn and Lake include positive impacts from currency fluctuations of $723,000, $29,000 and $233,600, respectively.

(3)             Each of Messrs. Cantie and Marchuk experienced a net negative change in pension value of ($116,900) and ($26,800), respectively, in 2013 resulting from an increase in the discount rate.  Mr. Lunn experienced a net negative change in pension value of ($32,000) in 2011 resulting from a reduction in the assumed future rates of pension inflation in 2011.

(4)             The table below shows the components of “All Other Compensation” for the named executive officers for 2013.  All perquisite amounts were calculated based on the actual amount paid to the executive or a third party.

	All Other Compensation for 2013 (Supplemental Table)
Compensation	John C. Plant	Joseph S. Cantie	Steven Lunn	Peter J. Lake	Neil E. Marchuk
Car Allowance	$39,600	$21,840	$21,592	$21,840	$21,840
Financial Counseling	42,645	12,645	5,492	14,595	12,530
Country Club Membership(s)	7,310	—	—	—	—
Spousal Travel/Meals	12,481	2,556	8,306	—	65
Executive Medical Premium	43,153	57,627	886	57,627	—
Costs of Life Insurance Benefits(a)	19,404	3,218	—	5,495	4,350
Costs of 401(k) Matching Contributions(a)	15,300	15,300	—	15,300	15,300
BEP Matching Contributions(b)	426,337	70,414	—	63,148	48,201
TRW Contributions to Non-Qualified Defined Contribution Retirement Plans (c)	—	215,691	331,686	—	158,754
Tax Gross-Ups for Miscellaneous Perquisite Income Items	16,995	2,195	8,999	—	55
Total	$623,225	$401,486	$376,961	$178,005	$261,095

(a)              TRW provides certain life insurance benefits and matching contributions under the 401(k) Plan to its U.S. based employees generally, including the executives indicated.

(b)             TRW provides matching notional contributions under the BEP.  These benefits are substantially equal to benefits that could not be provided under the 401(k) Plan because of limitations under the IRC.

(c)              TRW made notional contributions to the BEP for Messrs. Cantie and Marchuk and actual contributions to a separate funded retirement benefit scheme in the U.K. for Mr. Lunn.  The amount shown for Mr. Lunn reflects the U.S. dollar value (at an exchange rate of $1.66 = £1.00) of TRW’s contribution for 2013, which was made in January 2014.  See “Compensation Discussion and Analysis — Defined Benefit Pension Plans and Defined Contribution Arrangements” above.

(5)             Salary, non-equity incentive plan compensation, and the amounts included in all other compensation for Mr. Lunn are paid in British pounds and for the purposes of these tables were converted to the U.S. dollar equivalent. Generally, the exchange rate used was the average rate for the year (except in the case of the gross-up, which used the exchange rate at the time of the related expenses, and the non-equity incentive plan compensation and the contribution to his non-qualified defined contribution retirement plan, which used the exchange rate on the date such amounts were paid). The exchange rates used were as follows (exchange rates shown have been rounded):

•      Non-Equity Incentive Plan Compensation: 2013:  $1.64 = £1.00; 2012: $1.57 = £1.00; and 2011: $1.58 = £1.00;

•      Gross-up:  2013:  $1.58 = £1.00; 2012: $1.60 = £1.00; and 2011: $1.58 = £1.00.

•      Other Amounts: 2013:  $1.56 = £1.00; 2012: $1.59 = £1.00; and 2011: $1.61 = £1.00.

Grants of Plan-Based Awards in Fiscal 2013

The following table sets forth information on plan-based compensation awards granted during TRW’s 2013 fiscal year to the named executive officers.  On February 12, 2013 the Committee approved the awards with a grant date of February 22, 2013.

Grants of Plan-Based Awards in 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units(2) (#)	Options(3) (#)	Awards(4) ($/Sh)	Awards ($)
	2/22/13	—	—	—	—	610,884	58.20	4,416,691
John C. Plant	2/22/13	—	—	—	79,836	—	—	4,646,455
	—	408,000	4,080,000	6,120,000	—	—	—	—

	2/22/13	—	—	—	—	190,748	58.20	1,379,108
Joseph S. Cantie	2/22/13	—	—	—	24,929	—	—	1,450,868
	—	59,310	593,100	889,650	—	—	—	—

Steven Lunn(5)	2/22/13	—	—	—	35,562	—	—	2,069,708
	—	127,105	1,271,046	1,906,568	—	—	—	—

	2/22/13	—	—	—	—	77,551	58.20	560,694
Peter J. Lake	2/22/13	—	—	—	10,135	—	—	589,857
	—	54,090	540,900	811,350	—	—	—	—

	2/22/13	—	—	—	—	71,429	58.20	516,432
Neil E. Marchuk	2/22/13	—	—	—	9,335	—	—	543,297
	—	45,000	450,000	675,000	—	—	—	—

(1)         The estimated possible payouts under Non-Equity Incentive Plan Awards, which relate to TRW’s annual cash incentive (bonus) program, are described in the narrative below.  For the actual amount awarded and paid for 2013, see the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)         Represent RSUs granted under the Company’s stock incentive plan.

(3)         Represent SSARs granted under the Company’s stock incentive plan.

(4)         Based on fair market value under the Company’s stock incentive plan, which was the closing market price per share of our common stock on the grant date.

(5)         The exchange rate used for Mr. Lunn’s estimated possible payouts under Non-Equity Incentive Plan Awards was $1.64 = £1.00 (as rounded), the exchange rate on the date of payment of this compensation; Mr. Lunn’s non-equity incentive plan compensation is paid to him in British pounds.

Summary Compensation and Plan-Based Awards

General.  Mr. Lunn, who retired effective February 28, 2014, had an employment agreement, and each of our other named executive officers has an ongoing employment agreement with one of our subsidiaries.  The agreement with Mr. Plant extends for an indefinite term and the current term of the agreements with the remaining named executive officers extend until December 31, 2014, subject to automatic one-year extensions thereafter, unless notice is provided that the term will not be extended. Among other things, each of the agreements provides for:

•                  base salary, which cannot be decreased at any point;

•                  the target payout for annual cash incentive compensation which, as a percentage of base salary, for 2013 was 200% for Mr. Plant, 130% for Mr. Lunn and 90% for the remaining named executive officers; and

•                  certain severance and change in control payments as described below under “—Termination and Change in Control Provisions.”

See “Compensation Discussion and Analysis” above for a discussion of the factors considered in awarding various elements of compensation.

Non-Equity Incentive Plan Awards.  The targets shown in the Grants of Plan-Based Awards table above represent annual incentive targets set by the respective officer’s employment agreement, as described above.  Under the annual cash incentive (bonus) program, the maximum payout is generally capped at 150% of the target award and, at the low end of the payout range for 2013 (the “threshold” in the table above), 10% of the target award was payable.  See the discussion of the annual cash incentive (bonus) program in the “Compensation Discussion and Analysis” section above which describes the financial objectives set for 2013 as well as the Company’s performance compared to those goals and the Committee’s analysis of that performance and a further discussion of the nonfinancial measures considered.

Other Stock and Option Awards.  In 2013 our named executive officers received SSARs and RSUs under our stock incentive plan as set forth in the tables above (SSARs are reported in the option awards columns).  Each SSAR permits the executive to receive the appreciation in value of one underlying share of common stock from the grant date to the exercise date, although the stock price at exercise is limited to a maximum value of $110.00 The SSARs also have an automatic exercise feature tied to this maximum stock value, so that if the fair market value of the stock (which, under our stock incentive plan is the closing market price) is equal to or greater than $110.00 on a particular date, any vested and exercisable SSARs will be automatically exercised. Upon exercise, the SSARs will be settled in shares of TRW’s common stock.  RSUs represent the right to receive shares of common stock on a one-for-one basis on the applicable vesting date if the individual continues to be employed by us (subject to continued vesting after a qualifying retirement event for 2013 awards). The SSARs and RSUs granted in 2013 vest one-third on each of the first three anniversaries of the grant date, and are subject to accelerated vesting under certain circumstances as discussed below under “—Termination and Change in Control Provisions.”  The SSARs granted in 2013 expire on their eighth anniversary.

Comparison of Compensation Levels of Named Executive Officers.  The Committee has not set a policy or practice to link or ratio any component of total direct compensation (base salary, annual cash incentive and long-term incentive compensation) or pension values between its named executive officers.  The Committee continues to believe that comparing these compensation elements to the market for each executive is a more appropriate method for establishing market competitive compensation.

The Committee recognizes that in 2013 the CEO’s total compensation was approximately five times greater than the total compensation of the next highest paid executive.  While the Committee believes that each of the named executive officers is compensated appropriately in comparison to the market for each position, the Committee also attributes the differences between the CEO’s and the other executive officers’ levels of 2013 compensation to the following factors:

•                  approximately 27% of the CEO’s total compensation is attributed to pension benefits which result from his long service with TRW and its predecessors (whereas the other executive officers have fewer years of service and/or participate in different legacy plans), combined with his supplemental retirement plan, to which he is entitled under the terms of his employment agreement, and which is further described above under “Compensation Discussion and Analysis — Defined Benefit Pension Plans and Defined Contribution Arrangements;”

•                  the grant date fair value of the CEO’s SSAR and RSU grants were a higher multiple of his salary than the other executive officers (other than the CFO) reflecting the Committee’s philosophy, discussed above under “Compensation Discussion and Analysis,”  that compensation at risk will rise with position level; and

•                  the Committee’s assessment of the relative value of the CEO’s contribution to TRW versus other executive officers’ contributions.

Outstanding Equity Awards at Fiscal Year-End December 31, 2013

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
	2/26/2009	100,000	0	2.70	2/26/2017	—	—
	2/24/2011	236,533	118,267	54.95	2/24/2019	21,734	1,616,792
John C. Plant	2/23/2012	193,798	387,597	45.11	2/23/2020	70,904	5,274,549
	2/22/2013	0	610,884	58.20	2/22/2021	79,836	5,939,000

	2/24/2011	69,400	34,700	54.95	2/24/2019	6,400	476,096
Joseph S. Cantie	2/23/2012	60,562	121,124	45.11	2/23/2020	22,158	1,648,334
	2/22/2013	0	190,748	58.20	2/22/2021	24,929	1,854,468

	2/24/2011	69,933	34,967	54.95	2/24/2019	6,400	476,096
Steven Lunn	2/23/2012	28,139	116,280	45.11	2/23/2020	21,271	1,582,350
	2/22/2013	0	0	58.20	2/22/2021	35,562	2,645,457

Peter J. Lake	2/26/2009	62,000	0	2.70	2/26/2017	—	—
	2/24/2011	32,600	16,300	54.95	2/24/2019	2,967	220,715
	2/23/2012	25,436	50,872	45.11	2/23/2020	9,306	692,273
	2/22/2013	0	77,551	58.20	2/22/2021	10,135	753,943

	2/24/2011	0	11,067	54.95	2/24/2019	2,034	151,309
Neil E. Marchuk	2/23/2012	0	41,182	45.11	2/23/2020	7,534	560,454
	2/22/2013	0	71,429	58.20	2/22/2021	9,335	694,431

(1)         As of December 31, 2013, all options and SSARs granted through 2010 had fully vested. All options and SSARs held at December 31, 2013 vest at the rate of one-third each year on each of the first three anniversaries of the grant date.

(2)         All RSUs held at December 31, 2013 vest at the rate of one-third each year on each of the first three anniversaries of the grant date.

(3)         Based on the closing stock price on December 31, 2013 of $74.39.

Option Exercises and Stock Vested in 2013

The following table shows the value realized by each of the named executive officers during 2013 in connection with the (i) exercise of stock options and SSARs in the Option Awards columns and (ii) the vesting of RSUs in the Stock Awards columns.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(2) ($)
John C. Plant	712,301	26,708,044	109,584	6,388,838
Joseph S. Cantie	139,467	6,527,013	33,412	1,947,929
Steven Lunn	49,900	973,541	33,335	1,943,610
Peter J. Lake	183,067	6,595,091	15,887	926,507
Neil E. Marchuk	48,424	1,068,912	10,466	610,035

(1)         Represents options and SSARs that were exercised in 2013, including those SSARs that were automatically exercised upon vesting because the fair market value of the shares exceeded the cap price. The number shown includes the gross number of the shares underlying the SSARs that were exercised, without taking into account any shares withheld to cover the applicable withholding taxes due upon such exercise or shares withheld representing the grant date fair market value of the SSARs, which are netted out upon settlement.  The gross number of shares subject to the SSARs exercised reflected in the table and the net number of shares actually received by each executive in such net settlements were as follows:  Plant 63,967 gross and 13,578 net; Cantie 19,467 gross and 4,132 net; Lunn 49,900 gross and 8,145 net; Lake 10,067 gross and 2,136 net; and Marchuk 48,424 gross and 8,198 net.

(2)         The value indicated in the table reflects the value of the stock received upon exercise or vesting, as applicable, which, for the options and the SSARs, is based on the market price of the common stock at the time of exercise and, for the RSUs, is based on the fair market value of the common stock (which, under our previous stock incentive plan under which the RSUs were granted, is calculated as the average of the high and low sales prices on the NYSE) on the vesting date.  The amount of cash ultimately received by the executive for the shares acquired in such exercise or vesting may differ based on when such shares are sold by the executive.

(3)         Represents gross number of shares vested, although TRW nets a portion of these vested shares to cover the executive’s withholding tax due upon the vesting of the RSUs.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John C. Plant	TRW Pension Scheme(1)	32(3)	17,538,600	749,129
	John C. Plant 2009 Supplemental Retirement Plan(2)	36(3)	19,250,538	—

Joseph S. Cantie	TRW Automotive Salaried Pension Plan	12	200,400	—
	TRW Automotive Inc. Supplemental Retirement Income Plan	12	517,400	—

Peter J. Lake	TRW Pension Scheme(1)	35	5,685,300	234,251

Neil E. Marchuk	TRW Automotive Salaried Pension Plan	7	111,200	—
	TRW Automotive Inc. Supplemental Retirement Income Plan	7	163,100	—

(1)         For Messrs. Plant and Lake, the table above reflects the present value of the accumulated benefit at December 31, 2013, net of the payments shown in the last column which were made during the year in connection with their decisions to retire from the TRW Pension Scheme.

(2)         See “Compensation Discussion and Analysis — Defined Benefit Pension Plans and Defined Contribution Arrangements” for a further description of this plan.

(3)         Mr. Plant has 36 years of service with the Company.  When the TRW Pension Scheme was frozen, he stopped receiving credit for his subsequent years of service under that plan which is why the number of years of credited service differs for each of the plans referenced in this table.

Pension Plans

Benefit values included in the above table have been determined on the following basis:

•                  Benefits subject to valuation have been determined as of December 31, 2013 (the measurement date for financial statement purposes), and have been based on each participant’s historical compensation and plan service, the plan’s provisions and applicable statutory limits and parameters as of that date.

•                  Benefits under the TRW Pension Scheme are generally determined as 1/30th of pensionable pay multiplied by service up to 20 years, prorated over the service period until the participant’s Normal Retirement Date.  Pensionable pay is the sum of base pay in the last 12 months, plus the average of the final 5 years of pensionable bonuses.  Pensionable bonuses are limited in any year to 10% of that year’s base pay. The Normal Retirement Date is age 57.5 for Mr. Plant, and 62.5 for Mr. Lake.  Benefits are payable upon retirement after age 50, in the form of a life annuity with a 50% survivor continuation annuity, but reduced 0.3% for each year benefits are payable prior to age 57.5 (for Mr. Plant) or 60 (for Mr. Lake).

•                  For Messrs. Plant and Lake, values of benefits under the TRW Pension Scheme have been determined based on the date each actually retired under the terms of that plan.  For the 2009 SERP, the TRW Automotive Salaried Pension Plan and the SRIP, values of benefits have been determined based on a presumption of retirement from active employment on the participant’s plan-defined normal retirement date, or if earlier, at the earliest date at which benefits can commence without reduction for early commencement.  All other valuation assumptions are consistent with those used for financial reporting purposes.  See Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  The more significant assumptions underlying these valuations (other than valuations relating to the 2009 SERP) are as follows:

	U.S. Programs	U.K. Programs
Interest rate of discount	5.00%	4.50%

Postretirement benefit increase rate	N/A	3.25%

Postretirement mortality	2008 PPA Mortality, unisex per Revenue Notice 2008-85 as updated for 2013	SLPMA/S1PFA weighted for base table; CMI-2013 model, long-term trend rate of 1.25% to reflect future improvements

Lump sum interest rate	4.50% (4.0% for the 2009 SERP)	N/A

Lump sum interest mortality	2008 PPA Mortality, Unisex, pursuant to Revenue Notice 2008-85 as updated for 2013	N/A

•                  Benefits under the TRW Automotive Salaried Pension Plan and the SRIP are determined as an accumulated percentage of pensionable earnings less an accumulated offset percentage of pensionable earnings up to social security covered compensation.  Pensionable earnings are defined as the average of pay, including the non-equity incentive payment, for the five highest consecutive calendar years. The applicable accumulated percentages are determined from the following table.

Percentages Attributable to Accumulated Service	Percentage	Offset Percentage
% attributable to each year of benefit service through 2004	1.5%	0.4%
% attributable to benefit service during 2005	1.2%	0.3%
% attributable to benefit service during 2006	1.0%	0.3%

Effective as of January 1, 2007 these plans were amended to provide for future annual benefit accruals in an amount equal to 1.0% of pensionable earnings less a .3% reduction for pensionable earnings below the Old Age, Survivor and Disability Insurance Wage Base wherein pensionable earnings are defined as the participant’s annual pay inclusive of their annual non-equity cash incentive payment.

Effective July 1, 2009, the benefit accrual rate under these plans was reduced to 0.1% of pensionable earnings, and effective December 31, 2010 these plans were frozen so that benefits would not continue to accrue beyond that date.

Benefits are payable as an annuity for the life of the participant, commencing at age 65.  Benefits reduced for early commencement are payable upon retirement after attainment of age 55 and completion of 5 years of service; early retirement reductions are 4% for each year by which benefits are payable prior to age 60.  At the participant’s option, the benefit may be paid in a lump sum, using the actuarial basis under the minimum lump sum rules applicable to tax-qualified plans. However, as it relates to the TRW Automotive Salaried Pension Plan, this option is only available in respect of benefits earned through 2004.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE(3) ($)
John C. Plant	418,637	426,337	(48,278)	—	3,443,165
Joseph S. Cantie	62,714	286,105	338,404	—	1,716,651
Steven Lunn(4)	—	—	110,298	—	1,259,182
Peter J. Lake	68,523	63,148	41,952	—	409,403
Neil E. Marchuk	51,085	206,955	189,918	—	1,103,151

(1)         These executive contributions for 2013 are included in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table on page 35.

(2)         These Company contributions for 2013 are included in the All Other Compensation column of the Summary Compensation Table on page 35.

(3)         The following portions of the aggregate balances indicated in this column were previously reported as compensation to the indicated executive in the Summary Compensation Table for previous years:  $2,336,999 for Mr. Plant, $894,447 for Mr. Cantie, $1,039,658 for Mr. Lunn, $221,548 for Mr. Lake and $575,526 for Mr. Marchuk.

(4)         A Company contribution of £200,000, representing the Company’s contribution for 2013, was made in January 2014 in respect of Mr. Lunn at an exchange rate of $1.66 = £1.00.  This payment is not included in the table above, which reflects only those contributions made in 2013, but the U.S. dollar value of the contribution is included in “All Other Compensation” in the Summary Compensation Table on page 35 and footnote 4 thereto.

Deferred Compensation Plans

We sponsor the BEP for certain of our U.S. employees including our named executive officers.

The BEP provides eligible employees benefits substantially similar to benefits which could not be provided under the 401(k) Plan due to limitations under the IRC.  Employees can generally defer up to 15% of base and incentive compensation to the extent such contributions cannot be made to the 401(k) Plan as a result of these limitations.  TRW provides matching notional contributions in an amount equal to 100% of the first 6% of the employee’s notional contributions.  Each of the named executive officers who participates in BEP is fully vested in the Company match.  Generally, the plan benefits are payable to the employee upon termination of employment.

While the BEP is unfunded, the employee directs both their deferrals and Company notional contributions, if applicable, into investment options which, exclusive of TRW’s common stock, are intended to mirror the investment options available in the 401(k) Plan.  These options include a diverse range of mutual funds.  On a daily basis, the amount of the participant’s deferred compensation including any company matching contributions is adjusted to reflect the appreciation and/or depreciation in the value of the investment alternative selected.

Company contributions under the nonqualified defined contribution arrangements for each of Messrs. Cantie, Marchuk and Lunn are also reflected in the table above (including footnote 4 with respect to Mr. Lunn).  The BEP is being utilized for purposes of the arrangements for Messrs. Cantie and Marchuk and an employer-financed retirement benefit plan is being utilized for Mr. Lunn’s benefit.  Mr. Lunn’s defined contribution arrangement provides for self-directed investments through the plan trustee.   The plan benefits are payable to Mr. Lunn upon achievement of retirement eligibility, which Mr. Lunn has met.  For information about these arrangements, see “Compensation Discussion and Analysis — Defined Benefit Pension Plans and Defined Contribution Arrangements” above.

The individual notional contributions of the named executive officers to BEP during 2013, earnings and matching notional contributions thereon, the additional Company notional contributions made pursuant to the nonqualified defined contribution arrangements described above, and the aggregate account balances as of December 31,

2013 are shown in the Nonqualified Deferred Compensation Table set forth above.  The table reflects the defined contribution arrangement described above for Mr. Lunn and the BEP for the other named executive officers shown.

Termination and Change in Control Provisions

We (or certain of our wholly-owned subsidiaries) have entered into employment agreements, option agreements, SSAR agreements, RSU agreements and cash incentive award agreements with each of Messrs. Plant, Cantie, Lake and Marchuk that provide for payments upon certain events of termination or a Change in Control (or “CIC”), as defined below.  The Change in Control provisions are designed to mitigate the impact of a termination of employment related to a Change in Control, and are intended to ensure that the executives evaluate business opportunities in the best interests of stockholders.  Similar arrangements existed with respect to Mr. Lunn; however, since Mr. Lunn retired effective February 28, 2014, those provisions are irrelevant.

Defined Terms

For ease of reference in reviewing the descriptions of potential  payments to our named executive officers upon termination or a Change in Control, which appear below, following are certain defined terms from the executive officers’ employment agreements.  Unless otherwise indicated the definition of each term is the same in each agreement.  For purposes of the following definitions, “Holdings” is TRW Automotive Holdings Corp. and “TAI” is TRW Automotive Inc., which is a wholly-owned subsidiary of Holdings.

“Cause” means:

•                  executive’s continued failure to work on a full-time basis and failure substantially to perform executive’s duties, provided that TAI may not terminate the executive’s employment for Cause because of dissatisfaction or disagreement with the actions taken by executive in the good faith performance of his duties;

•                  executive’s conviction of, or plea of nolo contendere to, a crime constituting a felony;

•                  executive’s willful malfeasance or willful misconduct in connection with executive’s duties which injures the financial condition or business reputation of TAI or any of its subsidiaries or affiliates; or

•                  executive’s breach of the non-competition or confidentiality provisions of his employment agreement, other than an insignificant breach of the confidentiality provisions as reasonably determined by TAI;

provided, that no act or omission shall be “willful” (1) to the extent taken by executive at the direction of the Board (or, in the case of Messrs. Cantie, Lake or Marchuk, at the direction of the Board or the CEO), or (2) if effected with executive’s reasonable belief that such action or failure to act was in TAI’s best interest.

“Change in Control” or “CIC” means:

•                  the sale or disposition of all or substantially all of the assets of Holdings or TAI  to any person or group other than Automotive Investors L.L.C. (“AI LLC”) or its affiliates;

•                  the beneficial ownership of more than 50% of the total voting power of Holdings or TAI by any person or group, other than AI LLC or its affiliates, and AI LLC or its affiliates ceasing to control the board of directors of Holdings or TAI;

•                  an acquisition by a person or group, other than AI LLC or its affiliates, of stock of Holdings or TAI having voting power of 30% or more; or

•                  the replacement of a majority of the Holdings directors during a 12-month period without the endorsement of the existing directors.

“Continued Benefits” means the continued provision of a vehicle allowance and medical, dental, life insurance and disability benefit coverage and, for Mr. Plant, certain club memberships, each at the level provided immediately prior to the termination.

“Disability” means executive’s physical or mental incapacitation and resulting inability, for a period of six consecutive months or for an aggregate of nine months in any 24 consecutive month period, to perform executive’s duties.

“Good Reason” means any of the following events which are not cured within a specified number of days after receipt of written notice from the executive:

•                  TAI’s failure to pay executive’s base salary, annual bonus or employee benefits when due;

•                  any relocation of executive’s principal office outside of a specified area;

•                  any adverse change in executive’s reporting relationship;

•                  any material diminution for a period of at least 30 days in executive’s authority or responsibilities; or

•                  for Mr. Plant, the company’s failure to provide to executive directors’ and officers’ insurance which is comparable to that provided by similar companies, as determined in the reasonable business judgment of the board of directors of TAI.

“Retirement” means, with respect to the SSAR and RSU awards granted in 2013, the termination of executive’s employment (i) at age 60 or older with 10 years of service, or (ii) at age 65 or older, and with respect to the long-term cash incentive awards, a voluntary termination of employment on or after the date the executive satisfies the requirements for early or normal retirement under one of the Company group’s defined benefit pension plans and receives pension benefits following the last date of active employment.

“Window Period” means the 60 day period commencing on the first anniversary of a Change in Control.

Conditions to Payments

Each of the named executive officers’ employment agreements include a confidentiality provision and a noncompetition and nonsolicitation provision for a term of 18 months (two years for Mr. Plant) following the termination of the executive’s employment for any reason (other than, in the case of Messrs. Cantie, Lake and Marchuk, a termination upon or following the expiration of the employment agreement).  The agreements also provide that we are entitled to stop making certain post-termination payments to the executive in the event of a breach of these provisions.  The failure by any party to insist on strict adherence to any term of the agreement won’t be considered a waiver of that right or any other right under the agreement.

Excise Tax — John Plant

Mr. Plant’s employment agreement, which was entered into in 2003 and has not been amended since 2009, provides that, in the event that any payment to or for the benefit of Mr. Plant, including the termination and CIC payments described below, gives rise to an excise tax imposed by Section 4999 of the Internal Revenue Code (“IRC”) as determined in accordance with the provisions of Section 280G thereof, then Mr. Plant will be provided an additional payment in an amount equal to the resulting excise tax as grossed up for any additional taxes which may result from this payment.  However, no excise tax under Section 4999 of the IRC would be triggered by any of the estimated CIC values set forth in the scenarios below.  Further, none of the other officers of the Company are entitled to any excise tax gross-up.

Delay of Severance Payments under Section 409A

The employment agreements of Messrs. Plant, Cantie, Lake and Marchuk contain provisions in order to comply with Section 409A of the IRC and the Treasury regulations and related guidance promulgated thereunder (collectively, “Section 409A”).  Among other things, the provisions postpone the payment of certain severance amounts and benefits that exceed the limits established under Section 409A until the six-month anniversary of the executive’s separation from service.  The executives other than Mr. Plant may receive up to $520,000 (adjusted for inflation) within such six-month period and each may receive certain other payments permissible under Section 409A.  Generally benefits and payments subject to the six-month delay (as well as any gross-up payment due to Mr. Plant) will be contributed by us to a grantor or “rabbi” trust immediately following the occurrence of the triggering event.

Potential Payments upon Termination or CIC

The following tables reflect the estimated value of the benefits and payments that would be triggered in the various termination scenarios identified, other than (i) any accrued benefits that may be due as of the date of such termination (such as any accrued salary, reimbursement for unreimbursed business expenses and employee benefits that the executive may be entitled to under employment benefit plans), (ii) unless otherwise indicated, any benefits available generally to similarly situated salaried employees of the Company, and (iii) pension benefits and deferred compensation amounts as described and set forth in the tables above.  Mr. Lunn has been omitted from these tables because his retirement as of February 28, 2014 renders all but the retirement scenario impossible to occur; the relevant amounts due to him as a result of his retirement are described in the “Retirement” narrative below the table.

The footnotes to the following tables are combined and follow the second table and a narrative description of the payments and benefits due under each of the scenarios appears after the tables.  The dollar amounts estimated below assume a termination date, or an effective date of a Change in Control for the “Change in Control” scenario, of December 31, 2013 and utilize the closing price for TRW’s common stock on that date of $74.39.

Potential Payments upon Termination or CIC - John C. Plant

	Termination and CIC Scenarios
	Termination w/o Cause or Resignation for Good Reason
Benefits and Payments	Irrespective of CIC or After Window Period or During Window Period for Termination w/o Cause		Prior to CIC but During Discussion Period		After CIC but Prior to 1st Anniversary of CIC		Resignation by Mr. Plant for any Reason During Window Period	Change in Control	Death or Disability		Retirement
Base Salary	$4,080,000		$6,120,000		$5,100,000	(1)	$4,080,000	$—	$—		$—
Annual Cash Incentive Payment	15,733,500	(2)	20,540,250	(2)	18,136,875	(3)	15,733,500	—	6,120,000	(2)	—
Continued Benefits	256,868		256,868		256,868		256,868	—	—		—
Vesting of SSARs(4)	23,538,162		23,538,162		9,890,212		—	13,647,950	11,270,252		9,890,212
Vesting of RSUs(4)	12,830,341		12,830,341		5,939,000		—	6,891,341	6,233,733		5,939,000
Long-Term Cash Incentive Awards	500,000		500,000		—		—	500,000	416,667	(5)	416,667	(5)
Retirement Benefits(6)	2,963,470		2,963,470		2,963,470		2,963,470	—	—		—
Retiree Medical Benefits(7)	963,073		963,073		963,073		963,073	—	963,073		963,073
Total	$60,865,414		$67,712,164		$43,249,498		$23,996,911	$21,039,291	$25,003,725		$17,208,952

Potential Payments upon Termination or CIC -  Other Named Executive Officers

		Termination and CIC Scenarios
		Termination w/o Cause or Resignation for Good Reason							Termination by
Name	Benefits and Payments	Irrespective of CIC or on or After 1st Anniversary of CIC		Prior to CIC but During Discussion Period		After CIC but Prior to 1st Anniversary of CIC		Change in Control	Company Upon or After Expiration of Term		Death or Disability		Retirement
	Base Salary	$988,500		$1,647,500		$1,318,000	(1)	$—	$659,000		$—		$—
	Annual Cash Incentive Payment	1,980,450	(2)	2,707,650	(2)	2,344,050	(3)	—	1,616,850	(2)	889,650	(2)	—
	Continued Benefits	150,873		150,873		150,873		—	99,063		—		—
Joseph S. Cantie	Vesting of SSARs(4)	3,477,216		3,477,216		3,088,210		4,221,078	—		3,477,216		—
	Vesting of RSUs(4)	1,918,370		1,918,370		1,854,468		2,124,430	—		1,918,370		—
	Long-Term Cash Incentive Awards	146,667		146,667		—		146,667	146,667		122,223	(5)	122,223	(5)
	Total	$8,662,076		$10,048,276		$8,755,601		$6,492,175	$2,521,580		$6,407,459		$122,223

	Base Salary	$901,500		$1,502,500		$1,202,000	(1)	$—	$601,000		$—		$—
	Annual Cash Incentive Payment	1,725,650	(2)	2,335,183	(2)	2,030,417	(3)	—	1,420,883	(2)	811,350	(2)	—
	Continued Benefits	150,671		150,671		150,671		—	98,928		—		—
Peter J. Lake	Vesting of SSARs(4)	1,480,150		1,480,150		1,255,551		1,806,404	—		1,480,150		—
	Vesting of RSUs(4)	818,141		818,141		753,943		912,988	—		818,141		—
	Long-Term Cash Incentive Awards	68,334		68,334		—		68,334	68,334		56,945	(5)	56,945	(5)
	Total	$5,144,446		$6,354,979		$5,392,582		$2,787,726	$2,189,145		$3,166,586		$56,945

	Base Salary	$750,000		$1,250,000		$1,000,000	(1)	$—	$500,000		$—		$—
	Annual Cash Incentive Payment	1,452,825	(2)	1,971,375	(2)	1,712,100	(3)	—	1,193,550	(2)	675,000	(2)	—
	Continued Benefits	79,626		79,626		79,626		—	52,789		—		—
Neil E. Marchuk	Vesting of SSARs(4)	1,203,514		1,203,514		1,156,435		1,420,951	—		1,203,514		—
	Vesting of RSUs(4)	662,963		662,963		694,431		711,763	—		662,963		—
	Long-Term Cash Incentive Awards	46,667		46,667		—		46,667	46,667		38,889	(5)	38,889	(5)
	Total	$4,195,595		$5,214,145		$4,642,592		$2,179,381	$1,793,006		$2,580,366		$38,889

(1)             The pro rata portion of the base salary payment that would be based on the number of months from termination until the first anniversary of the CIC has been calculated assuming the termination date is six months after the CIC.

(2)             The cash incentive payment actually earned by each of the executives for the year ended December 31, 2013 has been used for the pro rata cash incentive payment due for the year of termination, given the assumption for these tables that the termination date was December 31, 2013.

(3)             The pro rata portion of the cash incentive payment that would be based on the number of months from termination until the first anniversary of the CIC has been calculated assuming the termination date is six months after the CIC, and the cash incentive payment actually paid to each of the executives for the year ended December 31, 2013 has been used for the pro rata portion of the cash incentive payment due for the year of termination, given the assumption for these tables that the termination date was December 31, 2013.

(4)             The CIC definition applicable to the SSARs and RSUs granted prior to 2013 includes only the provisions relating to Holdings outlined in the first two bullets of the CIC definition set forth under “Defined Terms” above.  The CIC definition applicable to the SSARs and RSUs granted in 2013 is as follows:  (a) the sale or disposition of all or substantially all of the assets of Holdings to any person or group, (b) any person or group becomes the beneficial owner of more than 30% of the total voting power of Holdings within a 12 month period, (c) a reorganization, recapitalization, merger or consolidation involving Holdings, unless 70% or more of the total voting power of Holdings or the resulting corporation subsequent to the transaction is held by those who were the beneficial owners immediately prior to such transaction, or (d)  if the Holdings directors at the beginning of any 12-month period (together with any directors who were approved by such board) cease to constitute a majority of the Holdings board.  For purposes of the tables, it is assumed that the circumstances of the CIC would trigger the CIC provisions for all of the outstanding SSARs and RSUs.  Where applicable, (A) the value of accelerated RSU vesting is calculated by multiplying the closing price of the Company’s common stock on December 31, 2013 by the number of unvested RSUs that would receive accelerated or continued

vesting, and (B) the value of accelerated SSARs vesting is calculated by multiplying the number of unvested SSARs that would receive accelerated (or, for Mr. Plant, continued) vesting by the closing price of the Company’s common stock on December 31, 2013, and subtracting the grant date fair value.

(5)             The pro rata portion of the 2011 long-term cash incentive awards in the applicable scenarios has been calculated as 10/12 of unadjusted tranche C, consistent with our assumption of a December 31, 2013 termination date.

(6)             The retirement benefits for Mr. Plant are estimated in the table at present value.

(7)             If Mr. Plant’s employment is terminated for any reason, other than by us for Cause, Mr. Plant and his spouse will be entitled to retiree medical benefits which are estimated in the table at present value.

Benefits and Payments Due under Termination and CIC Scenarios

Beginning with the 2013 equity grants, (i) a double trigger Change in Control provision applies so that, if from the date of a Change in Control until the second anniversary of a Change in Control, the named executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, the unvested SSARs and RSUs vest and become exercisable, and (ii) after Retirement, both the SSARS and RSUs granted will continue to vest according to their three-year vesting schedule or, if Retirement occurs within the two year period after a Change in Control described in (i) above, then the unvested RSUs vest.  These changes, and the differing impact on the outstanding grants, are reflected in the tables above and in the descriptions of the consequences of the applicable scenarios below.  However, no value is attributed to the 2013 equity grants in the Retirement scenario above for Messrs. Cantie, Lake or Marchuk because none of such executives had met the definition of Retirement as of December 31, 2013, the assumed date of the event.

Termination without Cause or for Good Reason Irrespective of a Change in Control or, for Mr. Plant, after the Window Period or During the Window Period for Termination without Cause and, for the other executives, on or after the First Anniversary of a CIC:  If an executive’s employment is terminated by us without Cause (other than due to his death or Disability) or if he resigns for Good Reason or (A) for Mr. Plant, after the Window Period or if he is terminated by us without Cause during the Window Period, and (B) for the other executives, if the executive is terminated without Cause or resigns with Good Reason on or after the first anniversary of a CIC, subject to any applicable delay under Section 409A, he will be entitled to:

•                  Base Salary:  continued payment for 18 months (two years for Mr. Plant);

•                  Cash Incentive Payment:  (A) a monthly payment equal to 1/12 of the average of the executive’s three most recent (or, for Mr. Plant, four of the last eight that produce the highest average) annual cash incentive payments (the “Average Annual Cash Incentive Payment”) for 18 months (two years for Mr. Plant), plus (B) a pro rata cash incentive payment for the year of termination;

•                  Continued Benefits: provided for 18 months (24 months for Mr. Plant);

•                  Vesting of SSARs and RSUs: the executive’s unvested SSARs and RSUs that would have become vested on the next vesting date will vest (or, for Mr. Plant, the total number of his unvested SSARs vest and his unvested RSUs continue to vest according to their schedule);

•                  Long-Term Cash Incentive Awards:  a portion of the 2011 award equal to unadjusted tranche C vests and becomes payable;

•                  Retirement Benefits (for Mr. Plant only):  a supplemental retirement benefit under his supplemental executive retirement plan based on an additional deemed two years of service credit (“Retirement Benefits”); and

•                  Retiree Medical Benefits (for Mr. Plant only).

Termination without Cause or for Good Reason Prior to a Change in Control but during Discussion Period:  If an executive’s employment is terminated by us without Cause (other than due to his death or Disability) or if he resigns for Good Reason during the period after initial discussions regarding a CIC (the “Discussion Period”) but prior to a CIC, and the CIC subsequently occurs, subject to any applicable delay under Section 409A, he will be entitled to the benefits and payments identified in the scenario above (but with the remainder of the continuing payments specified in the first two bullets being paid as a lump sum), plus the following additional amounts:

•                  Base Salary:  amount equal to the executive’s base salary; and

•                  Cash Incentive Payment:  amount equal to the executive’s Average Annual Cash Incentive Payment.

Termination without Cause or for Good Reason After a CIC:  If an executive’s employment is terminated by us without Cause (other than due to his death or Disability) or resigns for Good Reason following a CIC but prior to the first anniversary of such CIC (or prior to the second anniversary of such CIC for the vesting of SSARs and RSUs granted in 2013 as noted below), subject to any applicable delay under Section 409A, he will be entitled to:

•                  Base salary:  lump sum equal to (A) 1.5 times base salary (2 times for Mr. Plant), plus (B) a pro rata portion (based on the number of months from termination until the first anniversary of the CIC) of base salary;

•                  Cash Incentive Payment:  lump sum equal to (A) 1.5 times the Average Annual Cash Incentive Payment (2 times for Mr. Plant), plus (B) a pro rata portion (based on the number of months from termination until the first anniversary of the CIC) of the Average Annual Cash Incentive Payment, plus (C) pro rata cash incentive payment for the year of termination;

•                  Continued Benefits:  provided for 18 months (24 months for Mr. Plant);

•                  Vesting of SSARS and RSUs: the unvested SSARS and RSUs included in the 2013 grant will vest (provided that the qualifying termination event occurs prior to the second anniversary of the CIC), but the executive’s unvested SSARs and RSUs included in the 2011 and 2012 grants will have already fully vested upon the CIC which occurs prior to the termination in this scenario;

•                  Long-Term Cash Incentive Awards:  the 2011 awards will have already fully vested upon the CIC which occurs prior to the termination in this scenario;

•                  Retirement Benefits (for Mr. Plant only); and

•                  Retiree Medical Benefits (for Mr. Plant only).

Resignation for any Reason During the Window Period (applies to Mr. Plant only):  If Mr. Plant resigns for any reason during the Window Period, subject to any applicable delay under Section 409A, he will be entitled to the benefits and payments identified in the first scenario above except that (i) the remainder of the continuing payments specified in the first two bullets will be paid as a lump sum, and (ii) the unvested SSAR and RSUs granted to him in 2011 and 2012, and his 2011 long-term cash incentive award will have already fully vested upon the CIC which occurs prior to the termination in this scenario.  The SSARs and RSUs awarded to him in 2013 will not vest unless he resigns for Good Reason.

Upon Change in Control:  For the 2011 and 2012 equity grants, upon a Change in Control, whether or not the executive is terminated, the total number of his unvested SSARs and unvested RSUs vest (a double trigger Change in Control provision was used for the 2013 grants), and the 2011 long-term cash incentive awards vest (amount equals the adjusted amount of any tranche that had adjusted but had not been paid plus the unadjusted remaining tranche C, unless previously paid).

Death or Disability:  If an executive’s employment is terminated due to his death or by us for his Disability, he or his estate will be entitled to:

•                  Cash Incentive Payment:  pro rata cash incentive payment for the year of termination;

•                  Vesting of SSARs and RSUs:  the executive’s unvested SSARs and RSUs that would have become vested on the next vesting date will vest;

•                  Long-Term Cash Incentive Awards:  a pro rata portion of the 2011 award vests and becomes payable; and

•                  Retiree Medical Benefits (for Mr. Plant only): applies in the event of Disability or, for Mr. Plant’s spouse, in the event of Mr. Plant’s death.

Retirement:  If an executive retires (in accordance with the applicable Retirement definition), he will be entitled to:

•                  Vesting of SSARs and RSUs: for the 2013 equity grants, both the SSARS and RSUs granted will continue to vest according to their three-year vesting schedule or, if Retirement occurs within the two year period after a Change in Control, then the unvested RSUs vest;

•                  Long-Term Cash Incentive Awards:  a pro rata portion of the 2011 award vests and becomes payable; and

•                  Retiree Medical Benefits (for Mr. Plant only).

Consistent with the foregoing, assuming that Mr. Lunn had retired effective December 31, 2013, as of that date the value of the RSUs awarded to him in 2013 which continue to vest according to their three-year vesting schedule was $2,645,457 and the pro rata portion of his 2011 long-term cash incentive award that would vest and become payable was $122,223 for a total of $2,767,680.

Termination by Company Upon or After Expiration of Term:  If any of Messrs. Cantie, Lake or Marchuk is terminated by us upon or following the expiration of his employment term, subject to any applicable delay under Section 409A, he will be entitled to:

•                  Base Salary:  continued payment for 12 months;

•                  Cash Incentive Payment:  (A) a monthly payment equal to 1/12 of the executive’s Average Annual Cash Incentive Payment for 12 months, plus (B) a pro rata payment for the year of termination;

•                  Continued Benefits:  continued provision for 12 months; and

•                  Long-Term Cash Incentive Awards:  a portion of the 2011 award equal to unadjusted tranche C vests and becomes payable.

Stockholder Proposals

Any stockholder proposal intended for inclusion in the proxy materials for the 2015 annual meeting must be received by our secretary at our headquarters no later than November 27, 2014. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must still comply with the procedural requirements in TRW’s bylaws. Accordingly, written notice must be sent to the secretary of TRW not less than 90 or more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2015 annual meeting, written notice must be delivered between the close of business on January 13, 2015 and the close of business on February 12, 2015. If the date of the annual meeting, however, is not within 30 days before or 70 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which TRW first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.

Any stockholder suggestions for director nominations must be submitted by the dates by which other stockholder proposals are required to be submitted.

Annual Report and Other Matters

TRW’s 2013 Annual Report, including consolidated financial statements, was either made available electronically or mailed to you with this Proxy Statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m., local time, at our headquarters, 12001 Tech Center Drive, Livonia, MI 48150 for ten days before the meeting.

We will provide any stockholder, at no charge, with a copy of our Annual Report on Form 10-K for 2013 including financial statements and financial statement schedules. A stockholder need only submit a written request to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.

BY ORDER OF THE BOARD OF DIRECTORS

Robin A. Walker-Lee, Secretary

March 26, 2014

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. TRW AUTOMOTIVE HOLDINGS CORP. M67647-P46521-Z62319 ! ! ! ! ! ! ! ! ! For All Withhold All For All Except ! For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. TRW AUTOMOTIVE HOLDINGS CORP. ATTN: INVESTOR RELATIONS 12001 TECH CENTER DRIVE LIVONIA, MI 48150 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 2. The ratification of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of TRW Automotive Holdings Corp. for 2014. 3. Advisory approval of the compensation of the named executive officers as disclosed in the Proxy Statement. For address changes and/or comments, please check this box and write them on the back where indicated. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 01) Francois J. Castaing 02) Michael R. Gambrell 03) David W. Meline 1. Election of three Directors nominated by the Board to serve for a three-year term beginning at the meeting and expiring at the 2017 annual stockholders meeting. Nominees: Vote on Directors The Board of Directors recommends you vote FOR the following proposals: NOTE: PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

M67648-P46521-Z62319 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 13, 2014: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. To view the materials on this website, have the Control Number that is printed in the box marked by the arrow (located on the prior page) available. . XXXX XXXX XXXX Address Changes/Comments:  (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) The stockholder(s) hereby appoint(s) John C. Plant, Joseph S. Cantie and Robin A. Walker-Lee, or any of them, as proxies, each with the power to appoint his/ her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of TRW AUTOMOTIVE HOLDINGS CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 p.m. local time on Tuesday, May 13, 2014, at The Peninsula Hotel, 700 Fifth Avenue, New York, New York 10019 and any adjournment or postponement thereof. The record date for the Annual Meeting is March 14, 2014. Only stockholders of record at the close of business on that date may vote at the meeting. Employees who participate in the TRW Automotive 401(k) Savings Plan or the TRW Automotive Retirement Savings Plan for Hourly Employees, may use this proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote these shares. They will vote the shares in accordance with the employee's instructions and the terms of the plan. If the employees do not provide voting instructions for shares held in any of these plans, then the employee's shares will be voted by an independent fiduciary. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. TRW AUTOMOTIVE HOLDINGS CORP. This proxy is solicited on behalf of the Board of Directors Annual Meeting of Stockholders May 13, 2014 Continued and to be signed on reverse side